Exhibit (a)(1)(A)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

ACE AVIATION HOLDINGS INC.

OFFER TO PURCHASE FOR NOT MORE THAN CDN$500,000,000 IN CASH
a combined aggregate of up to 23,809,523 Class A Variable Voting Shares and Class B Voting Shares
at a Purchase Price of not less than Cdn$21.00 and not more than Cdn$24.00 per Class A Variable Voting Share and Class B Voting Share

ACE Aviation Holdings Inc. (“ACE” or the “Corporation”) hereby offers to purchase from holders (the “Shareholders”) of Class A variable voting shares (the “Variable Voting Shares”) and Class B voting shares (the “Voting Shares”, and together with the Variable Voting Shares, the “Shares”) of the Corporation their Shares for cancellation by the Corporation, on the terms and subject to the conditions set forth herein. The Corporation will determine a single price per Share (the “Purchase Price”), which will not be less than Cdn$21.00 per Share or more than Cdn$24.00 per Share, that will enable it to purchase the maximum number of Shares that are properly deposited pursuant to the Offer having an aggregate purchase price not exceeding Cdn$500,000,000. If the Purchase Price is determined to be Cdn$21.00 (which is the minimum Purchase Price under the Offer (as defined below)), the maximum number of Shares that may be purchased by the Corporation is 23,809,523.

A Shareholder may deposit Shares pursuant to (i) auction tenders in which the Shareholder specifies a price of not less than Cdn$21.00 per Share or more than Cdn$24.00 per Share (the “Auction Tenders”), in increments of Cdn$0.10 per Share, as specified by such Shareholder, or (ii) purchase price tenders in which the Shareholder does not specify a price per Share, but rather agrees to have the Shareholder’s Shares purchased at the Purchase Price that is determined as provided herein (the “Purchase Price Tenders”).

The Offer and all deposits of Shares are subject to the terms and conditions set forth in this offer to purchase (the “Offer to Purchase”), its accompanying issuer bid circular (the “Circular”), and the related letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (which together constitute and are hereinafter referred to as the “Offer”).

Each Shareholder who has properly deposited Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro ration described herein. If the aggregate purchase price for Shares properly deposited by the Expiration Date to Auction Tenders at or below the Purchase Price or pursuant to Purchase Price Tenders exceeds Cdn$500,000,000, ACE will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price the Shares so deposited on a pro rata basis, except that “Odd Lot” tenders will not be subject to pro ration. See “Offer to Purchase — Number of Shares and Pro ration”.

This Offer expires at 5:00 p.m. (Montreal time) on June 18, 2008, unless extended, varied or withdrawn by ACE (the “Expiration Date”). The Offer is not conditional upon any minimum number of Shares being deposited. The Offer is, however, subject to certain other conditions. ACE reserves the right to withdraw the Offer and not take up and pay for any Shares deposited under the Offer unless certain conditions are satisfied. See “Offer to Purchase — Conditions of the Offer”.

May 9, 2008	(continued on inside cover)

The Dealer Managers for the Offer are:

In Canada:	In the United States:
RBC Dominion Securities Inc.	RBC Capital Markets Corporation

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and deposits will not be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of any such jurisdiction. However, ACE may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

The Corporation will determine the Purchase Price on the basis of the respective number of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by Shareholders making Auction Tenders. Shares deposited by a Shareholder pursuant to an Auction Tender will not be purchased by the Corporation pursuant to the Offer if the price specified by the Shareholder is greater than the Purchase Price determined by the Corporation. A Shareholder who wishes to deposit Shares, but who does not wish to specify a price at which such Shares may be purchased by the Corporation, should make a Purchase Price Tender. For the purpose of determining the Purchase Price, Shares deposited pursuant to a Purchase Price Tender will be deemed to have been deposited at Cdn$21.00 per Share (which is the minimum Purchase Price under the Offer).

In accordance with the terms of the convertible preferred shares (the “Preferred Shares”) of the Corporation, the holders of Preferred Shares will be permitted to participate in the Offer by depositing their Preferred Shares on an as converted basis. In the event that Preferred Shares are deposited on an as converted basis, the holder of such Preferred Shares will be deemed to have requested that a sufficient number of such holder’s Preferred Shares be converted as of the Expiration Date for the number of underlying Variable Voting Shares and Voting Shares to be purchased under the Offer, unless a notice of withdrawal in writing is received by CIBC Mellon Trust Company (the “Depositary”) at the place of deposit of the relevant Shares by the dates specified under “Withdrawal Rights”. See “Withdrawal Rights” for a description of depositing Shareholders’ withdrawal rights. In respect of Preferred Shares that are deposited in the Offer, ACE will return all Preferred Shares in respect of which underlying Shares (that would have been issued upon a conversion as of the Expiration Date of the Offer) are not purchased under the Offer, including Shares deposited pursuant to Auction Tenders at prices greater than the Purchase Price and Shares not purchased because of pro ration. In the event that Preferred Shares are deposited, the consideration payable to the holders of such Preferred Shares will be determined on the basis of the number of underlying Variable Voting Shares or Voting Shares that are issued upon the conversion of the Preferred Shares as of the Expiration Date of the Offer. Alternatively, holders of Preferred Shares can also participate in the Offer by converting all or part of their Preferred Shares prior to the Expiration Date and subsequently depositing the underlying Variable Voting Shares or Voting Shares in the Offer.

Holders of 4.25% convertible senior notes due 2035 (the “Notes”) of the Corporation wishing to participate in the Offer have the right to convert all or part of their Notes prior to the Expiration Date and, provided that the Corporation does not exercise its right to deliver cash as described below, deposit the underlying Variable Voting Shares or Voting Shares in the Offer. In accordance with the terms of the indenture governing the Notes, ACE may, in lieu of delivering Voting Shares or Variable Voting Shares upon conversion of all or a portion of the Notes, elect to pay, at ACE’s sole option, cash or a combination of cash and Voting Shares or Variable Voting Shares determined in accordance with the terms of the indenture. See “Issuer Bid Circular — Corporate Structure and Share Capital — Convertible Notes” for a description of the terms of the Notes.

Reference herein to Shares includes the number of Variable Voting Shares or Voting Shares that are issued upon the conversion as of the Expiration Date of the Offer of all the Preferred Shares deposited on an as converted basis in the Offer, as well as all other Shares issued upon the conversion of Preferred Shares and Notes prior to the Expiration Date and subsequently deposited in the Offer. References herein to Shareholders includes holders of Preferred Shares that deposit Preferred Shares in the Offer to the extent of the number of underlying Variable Voting Shares or Voting Shares that are issued upon the conversion of such Preferred Shares as of the Expiration Date of the Offer, as well as the holders of Shares issued upon the conversion of Preferred Shares or Notes prior to the Expiration Date and subsequently deposited in the Offer. As of April 30, 2008, the 12,500,000 issued and outstanding Preferred Shares were convertible at the option of their holders into an aggregate of 11,476,513 Variable Voting Shares and Voting Shares. The conversion rate (the “Preferred Share Conversion Rate”) of the Preferred Shares is subject to adjustment in certain circumstances. See “Issuer Bid Circular — Corporate Structure and Share Capital — Convertible Preferred Shares” for a description of the terms of the Preferred Shares. As of April 30, 2008, the Cdn$322,796,000 issued and outstanding principal amount of Notes were convertible at the option of their holders into an aggregate of 12,600,051 Variable Voting Shares and Voting Shares. The conversion rate of the Notes (the “Notes Conversion Rate”) is subject to adjustment in certain events in accordance with the indenture governing the Notes. See “Issuer Bid Circular — Corporate Structure and Share Capital — Convertible Notes” for a description of the terms of the Notes.

The Variable Voting Shares, Voting Shares and Notes of ACE are listed on the Toronto Stock Exchange (the “TSX”), under the symbols “ACE.A”, “ACE.B” and “ACE.NT.A”, respectively. The Preferred Shares of ACE are not listed for trading on an exchange.

The intention to make the Offer was announced on May 9, 2008. The closing prices of the Shares on the TSX on May 8, 2008, the last full trading day immediately preceding the date of the announcement of the Offer, were Cdn$20.05 per Variable Voting Share and Cdn$20.01 per Voting Share.

Shareholders should carefully consider the income tax consequences of accepting the Offer and depositing Shares in the Offer. See “Issuer Bid Circular — Income Tax Considerations”.

Shareholders who wish to tender any or all of their Shares to the Offer must complete and execute the accompanying Letter of Transmittal in accordance with the instructions set forth therein and deposit the completed Letter of Transmittal, together with the certificates representing the Shares being deposited (or the certificates representing Preferred Shares in the case of Preferred

Shares deposited on an as converted basis) and all other documents required by the Letter of Transmittal, at the specified office of the Depositary at or prior to the Expiration Date. Shareholders whose Shares are registered in the name of a nominee may request their broker, investment dealer, bank, trust company or other nominee to take the necessary steps to deposit such Shares under the Offer. Shareholders who wish to deposit Shares under the Offer and whose certificates (including certificates representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis) are not immediately available may do so by following the procedure for guaranteed delivery set forth in the Offer to Purchase under “Procedure for Depositing Shares”.

Neither ACE nor its board of directors (the “Board of Directors”), in making the decision to present the Offer to Shareholders, makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares. Shareholders are urged to consult their own investment and tax advisors and make their own decision whether to deposit Shares to the Offer and, if so, how many Shares to deposit, and at what price or prices.

All dollar references in the Offer to Purchase and the Circular are in Canadian dollars (Cdn$), except where otherwise indicated.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information relating to the Offer, but you should understand that it does not describe all of the details of the Offer to the same extent described elsewhere herein. We urge you to read the entire Offer to Purchase, Circular and Letter of Transmittal because they contain important information. We have included references to the sections of the Offer where you will find a more complete discussion.

Who is offering to purchase my Shares?	ACE Aviation Holdings Inc., which we refer to as ‘‘we” ‘‘us”, the ‘‘Corporation” or ‘‘ACE.”

What securities are included in this Offer?	We are offering to purchase outstanding Voting Shares and Variable Voting Shares.

If I am a holder of Preferred Shares or Notes, can I participate in the Offer?	The terms of the Preferred Shares permit holders of Preferred Shares to participate in the Offer by depositing their Preferred Shares on an as converted basis. If you deposit Preferred Shares, you will be deemed to have requested that a sufficient number of the Preferred Shares that you deposited be converted, as of the Expiration Date of the Offer for the number of underlying Variable Voting Shares or Voting Shares to be purchased under the Offer. ACE will return all Preferred Shares in respect of which underlying Shares are not purchased under the Offer. The consideration payable to the holders of such Preferred Shares will be determined on the basis of the number of underlying Variable Voting Shares or Voting Shares that are issued upon the conversion of the Preferred Shares as of the Expiration Date of the Offer. Alternatively, as a holder of Preferred Shares you can also participate in the Offer by converting all or part of your Preferred Shares prior to the Expiration Date and subsequently depositing the underlying Variable Voting Shares or Voting Shares in the Offer.

Holders of Notes have the right to convert all or part of their Notes prior to the Expiration Date and, provided that the Corporation does not exercise its right to deliver cash as described below, deposit the underlying Variable Voting Shares or Voting Shares in the Offer. In accordance with the terms of the indenture governing the Notes, ACE may, in lieu of delivering Voting Shares or Variable Voting Shares upon conversion of all or a portion of the Notes, elect to pay, at ACE’s sole option, cash or a combination of cash and Voting Shares or Variable Voting Shares determined in accordance with the terms of the indenture. See “Issuer Bid Circular — Corporate Structure and Share Capital — Convertible Notes” for a description of the terms of the Notes.

We refer to the outstanding Voting Shares and Variable Voting Shares, including those Shares that are issued upon the conversion of Preferred Shares deposited on an as converted basis in the Offer, and all other Voting Shares and Variable Voting Shares issued upon the conversion of Preferred Shares and Notes prior to the Expiration Date of the Offer and subsequently deposited in the Offer, as “Shares.” See “Offer to Purchase — The Offer”.

What will the purchase price of the Shares be?	We are conducting the Offer through a procedure called a modified “Dutch Auction”. This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is Cdn$21.00 to Cdn$24.00 per Share. You have two methods by which you may select the price at which you are willing to sell your Shares. You may choose an Auction Tender in which you specify the price within the range, or you may choose a Purchase Price Tender in which you do not specify a price, but agree to have your Shares purchased by us at the

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Purchase Price we determine. If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be deposited at the minimum price of Cdn$21.00 per Share. The Purchase Price will be the lowest price (not less than Cdn$21.00 per Share or more than Cdn$24.00 per Share) that will enable us to purchase the maximum number of deposited Shares having an aggregate purchase price not exceeding Cdn$500,000,000 (or such lesser number of Shares as are properly deposited). We will determine the Purchase Price by taking into account the number of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders, the prices specified by Shareholders making Auction Tenders, and the price at which Shares deposited pursuant to Purchase Price Tenders are deemed to be deposited. A tender of Shares by means of a Purchase Price Tender may result in a lower Purchase Price being received than if such Shares had been tendered by means of an Auction Tender.

If you wish to maximize the chance that your Shares will be purchased, you should check the box beside the caption “A Purchase Price Tender” in Box A — “Type of Tender” in the Letter of Transmittal, indicating that you will accept the Purchase Price determined by us. You should understand that this election will have the same effect as if you selected the minimum price of Cdn$21.00 per Share. If your Shares are purchased under the Offer, you will be paid the Purchase Price (subject to applicable withholding taxes, if any (See “Income Tax Considerations — Shareholders Not Resident in Canada”)) in cash, without interest, promptly following the expiration of the Offer. Under no circumstances will we pay you interest on the Purchase Price, even if there is a delay in making payment. See “Offer to Purchase — Purchase Price”.

All Shares purchased by us, including Shares deposited at or below the Purchase Price pursuant to Auction Tenders and Shares deposited pursuant to Purchase Price Tenders, will be purchased at the Purchase Price.

How many Shares will ACE purchase?	We are offering to purchase Shares that have an aggregate purchase price of Cdn$500,000,000. At the maximum purchase price of Cdn$24.00 per Share, we could purchase 20,833,333 Shares. At the minimum purchase price of Cdn$21.00 per Share, we could purchase 23,809,523 Shares. Since we will be able to determine the Purchase Price only after the Expiration Date, the number of Shares that we will purchase will not be known until after the Expiration Date. See “Offer to Purchase — Number of Shares and Pro ration”.

We will return all Shares not purchased under the Offer, including Shares deposited pursuant to Auction Tenders at prices greater than the Purchase Price, Shares not purchased as a result of pro ration and Shares not accepted for purchase.

Why is ACE making this Offer?	The Board of Directors believes that the purchase of Shares pursuant to the Offer represents an effective and desirable use of part of the Corporation’s available cash and is in the best interests of its Shareholders. See “Offer to Purchase — Purpose and Effect of the Offer”.

How will ACE pay for the Shares?	We expect to fund the purchase of Shares under the Offer and the payment of related fees and expenses with cash on hand. See “Issuer Bid Circular — Source of Funds”.

What will be the currency of payment?	The Purchase Price will be denominated in Canadian dollars and payments of amounts owing to depositing Shareholders will be made in Canadian dollars.

How do I tender my Shares?	To tender your Shares: (a) you must deliver your Share certificate(s) (or the certificate(s) representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis) and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover page of this Offer to Purchase and Circular, or (b) tender in accordance with the procedures for book-entry transfer established by CDS Clearing and Depository Services Inc. in Canada, or (c) tender through the Depositary Trust Company pursuant to DTC’s Automated Tender Offer Program. If you are not able to deliver the certificate(s) for the Shares (or Preferred Shares) being deposited pursuant to the Offer, cannot complete the book-entry transfer procedures described in the Offer to Purchase or all required documents do not reach the Depository within the prescribed time, you must follow the guaranteed delivery procedure described in “Offer to Purchase — Procedure for Depositing Shares”.

If your Shares are held through an investment dealer, stock broker, bank, trust company or other nominee, you must request such investment dealer, stock broker, bank, trust company or other nominee to effect the transaction for you. You may also contact the Depositary or the Dealer Managers for assistance. See “Offer to Purchase — Procedure for Depositing Shares” and the instructions to the related Letter of Transmittal.

You may deposit Shares either pursuant to an Auction Tender (as described below) or a Purchase Price Tender (as described below). You may deposit some Shares pursuant to an Auction Tender and others pursuant to a Purchase Price Tender.

Auction Tenders: In making an Auction Tender, you must specify the minimum price per Share (not less than Cdn$21.00 or more than Cdn$24.00 per Share, in increments of Cdn$0.10 per Share) at which you are willing to have such Shares purchased by us. We will not purchase your Shares if the purchase price you specify in your Auction Tender is greater than the Purchase Price determined by us.

Purchase Price Tenders: If you wish to deposit Shares but you do not wish to specify a price at which such Shares may be purchased by us, you should make a Purchase Price Tender. For the purpose of determining the Purchase Price, all Shares deposited pursuant to Purchase Price Tenders will be deemed to have been deposited at Cdn$21.00 per Share (which is the minimum Purchase Price under the Offer).

See “Offer to Purchase — The Offer”.

Can I tender part of my Shares at different prices?	Yes, you can elect to tender some of your Shares at one price and some of your Shares at another price. However, you cannot tender the same Shares at different prices. If you tender some Shares at one price and other Shares at another price, you must use a separate Letter of Transmittal for each tender. See “Offer to Purchase — Procedure for Depositing Shares”.

How long do I have to tender my Shares? Can the Offer be extended, varied or terminated?	You may tender your shares until the Offer expires. The Offer expires at 5:00 p.m. (Montreal time) on June 18, 2008, unless extended, varied or withdrawn by ACE. If an investment dealer, stock broker, bank, trust company or other nominee holds your Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your investment dealer, stock broker, bank, trust company or other nominee to find out the nominee’s deadline.

We can extend or vary the Offer in our sole discretion. See “Offer to Purchase — Extension and Variation of the Offer”. We can also terminate the Offer under certain circumstances. See “Offer to Purchase — Conditions of the Offer”.

How will I be notified if ACE extends the Offer?	We will issue a press release by 9:00 a.m. (Montreal time) on the business day after the previously scheduled expiration date if we decide to extend the Offer. See “Offer to Purchase — Extension and Variation of the Offer”.

Are there any conditions to the Offer?	Yes. The Offer is subject to a number of conditions, such as the absence of court and governmental action prohibiting the Offer and changes in general market conditions or our business that, in our judgment, make it inadvisable to proceed with the Offer. See “Offer to Purchase — Conditions of the Offer”.

Once I have tendered Shares in the Offer, can I withdraw my tender?	Yes. You may withdraw any Shares you have tendered (i) at any time prior to the Expiration Date, (ii) at any time if the Shares have not been taken up by the Corporation before actual receipt by the Depositary of a notice of withdrawal with respect to such Shares, (iii) if the Shares have been taken up but not paid for by the Corporation within three business days of being taken up, and, (iv) if the Shares have not been taken up after 12:00 midnight (Montreal time) on July 11, 2008. See “Offer to Purchase — Withdrawal Rights”.

How do I withdraw Shares I previously tendered?	You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase and Circular. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares. Some additional requirements apply if the Share certificates to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer. See “Offer to Purchase — Withdrawal Rights”.

What impact will the Offer have on the liquidity of the market for ACE’s Shares?	Our Board of Directors has determined that it is reasonable to conclude that, following completion of the Offer, there will be a market for Shares that are not tendered to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. See “Issuer Bid Circular — Purpose and Effect of the Offer — Liquidity of Market”.

What happens if Shares with an aggregate purchase price of more than Cdn$500,000,000 are tendered in the Offer?	If the aggregate purchase price for Shares properly deposited by the Expiration Date pursuant to Auction Tenders at or below the Purchase Price or pursuant to Purchase Price Tenders exceeds Cdn$500,000,000, then we will purchase the deposited Shares on a pro rata basis according to the number of Shares deposited (or deemed to be deposited) at or below the Purchase Price by the depositing Shareholders (with adjustments to avoid the purchase of fractional Shares), except that deposits by Shareholders who own Odd Lots will not be subject to pro ration.

What do I do if I own an “odd lot” of Shares?	If you beneficially own less than 100 Shares as of the Expiration Date, and you deposit all such Shares, we will accept for purchase, without pro ration but otherwise subject to the terms and conditions of the Offer, all your Shares deposited pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender. You should check Box D — “Odd Lots” in the Letter of Transmittal. See “Offer to Purchase — Number of Shares and Pro ration”.

How will ACE accept and pay for the Shares I tender?	Promptly after we have determined the Purchase Price, we will publicly announce the Purchase Price and will take up the Shares to be purchased pursuant to the Offer promptly after the Expiration Date, but in any event not later than ten days after such time. ACE will pay for such Shares within three business days after taking up the Shares. See “Offer to Purchase — Acceptance for Payment and Payment for Shares”.

Has ACE or its Board of Directors adopted a position on this Offer?	In making the decision to present the Offer to Shareholders, neither ACE nor its Board of Directors makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares. You are urged to consult your own investment and tax advisors and make your own decision whether to deposit Shares to the Offer and, if so, how many Shares to deposit, and at what price or prices.

Will I have to pay brokerage commissions?	In depositing your Shares, you will not be obligated to pay brokerage fees or commissions to us, the Dealer Managers or the Depositary. However, we recommend that you consult with your own broker or other intermediary to determine whether any fees or commissions are payable to your own broker or other intermediary in connection with your deposit of Shares pursuant to the Offer.

What are the income tax consequences if I tender my Shares?	You should carefully consider the income tax consequences of depositing Shares pursuant to the Offer. We urge you to consult your own investment and tax advisors. See “Issuer Bid Circular — Income Tax Considerations”.

In what currency will ACE pay for the Shares I tender?	We will pay the Purchase Price (less applicable withholding taxes, if any) in Canadian dollars and payments of amounts owing to depositing Shareholders will be made in Canadian dollars. On May 8, 2008, the inverse of the noon buying rate in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York was Cdn$1.00 = US$0.9853. See “Issuer Bid Circular — ACE Aviation Holdings Inc. — Presentation of Financial Information and Exchange Rate Data”.

What is a recent market price of my ACE Shares?	On May 8, 2008, the last full trading day prior to the date that we announced the approval by our Board of Directors of the Offer, the closing prices on the TSX of the Variable Voting Shares and the Voting Shares were Cdn$20.05 and Cdn$20.01, respectively. See “Issuer Bid Circular — Price Range of Shares”. The Preferred Shares are not listed for trading on an exchange.

Who can I talk to if I have questions?	For further information regarding the Offer, you may contact the Dealer Managers or the Depositary or you may consult your own broker. The addresses and telephone and facsimile numbers of the Dealer Managers and the Depositary are set forth on the last page of this Offer.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION AS TO WHETHER SHAREHOLDERS SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION.

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NOTICE TO HOLDERS OF PREFERRED SHARES, NOTES AND OPTIONS

The Offer is made only for Variable Voting Shares and Voting Shares of the Corporation. In addition, in accordance with the terms of the Preferred Shares of the Corporation, the holders of Preferred Shares will be permitted to participate in the Offer by depositing their Preferred Shares on an as converted basis. In the event that Preferred Shares are deposited on an as converted basis, the holder of such Preferred Shares will be deemed to have requested that a sufficient number of such holder’s Preferred Shares be converted as of the Expiration Date for the number of underlying Variable Voting Shares and Voting Shares to be purchased under the Offer, unless a notice of withdrawal in writing is received by CIBC Mellon Trust Company (the “Depositary”) at the place of deposit of the relevant Shares by the dates specified under “Offer to Purchase — Withdrawal Rights”. See “Offer to Purchase — Withdrawal Rights” for a description of depositing Shareholders’ withdrawal rights. In respect of Preferred Shares that are deposited in the Offer, ACE will return all Preferred Shares in respect of which underlying Shares (that would have been issued upon a conversion as of the Expiration Date of the Offer) are not purchased under the Offer, including Shares deposited pursuant to Auction Tenders at prices greater than the Purchase Price and Shares not purchased because of pro ration. In the event that Preferred Shares are deposited, the consideration payable to the holders of such Preferred Shares will be determined on the basis of the number of underlying Variable Voting Shares or Voting Shares that are issued upon the conversion of the Preferred Shares as of the Expiration Date of the Offer. Alternatively, holders of Preferred Shares can also participate in the Offer by converting all or part of their Preferred Shares prior to the Expiration Date and subsequently depositing the underlying Variable Voting Shares or Voting Shares in the Offer.

The Offer is not made for any Notes, options to acquire Variable Voting Shares or Voting Shares or other securities or other rights to acquire Variable Voting Shares or Voting Shares. Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms thereof, fully convert, exercise or exchange, as applicable, such Notes (subject to the Corporation’s right to deliver cash upon conversion), options to acquire Variable Voting Shares or Voting Shares or other securities or other rights in order to deposit the resulting Variable Voting Shares or Voting Shares in accordance with the terms and conditions of the Offer. Any such conversion, exercise or exchange must occur sufficiently in advance of the Expiration Date to assure holders of Notes, options to acquire Variable Voting Shares or Voting Shares or other securities or other rights to acquire Variable Voting Shares or Voting Shares that they will have sufficient time to comply with the procedures for depositing Variable Voting Shares or Voting Shares in the Offer. In accordance with the terms of the indenture governing the Notes, ACE may, in lieu of delivering Voting Shares or Variable Voting Shares upon conversion of all or a portion of the Notes, elect to pay, at ACE’s sole option, cash or a combination of cash and Voting Shares or Variable Voting Shares determined in accordance with the terms of the indenture. See “Issuer Bid Circular — Corporate Structure and Share Capital — Convertible Notes” for a description of the terms of the Notes.

INFORMATION FOR UNITED STATES SHAREHOLDERS ONLY

The Corporation has filed with the United States Securities and Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO with respect to the Offer, pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13e-4(c)(2) promulgated thereunder. See “Issuer Bid Circular — ACE Aviation Holdings Inc. — Additional Information”.

The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be adversely affected by the fact that the Corporation is incorporated under the laws of Canada and a majority of its officers and directors are residents of countries other than the United States. Enforcement of civil liabilities under U.S. securities laws may further be adversely affected by the fact that some or all of the experts named in this Offer to Purchase and the Circular may be residents of Canada.

Financial statements referenced herein have been prepared in accordance with Canadian generally accepted accounting principles and thus are not comparable in all respects to financial statements of United States companies.

Shareholders should be aware that acceptance of the Offer may have tax consequences under the United States and Canadian law. Shareholders should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer. See “Issuer Bid Circular — Income Tax Considerations — Certain United States Federal Income Tax Considerations”.

All dollar amounts set forth herein are expressed in Canadian dollars, except where otherwise indicated. This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed on the accuracy or adequacy of the Offer. Any representation to the contrary is a criminal offence.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and this Circular may contain statements that constitute forward-looking information or statements (“forward-looking statements”), that include, but are not limited to, statements respecting: the trading price of the Shares not fully reflecting the value of the Corporation’s business and future prospects; the Corporation continuing to have sufficient financial resources and working capital and the Offer not being expected to preclude the Corporation from pursuing its foreseeable business opportunities; the market for the Shares of the Corporation not being materially less liquid than the market that exists at the time of the making of the Offer; future purchases of additional Shares of the Corporation following expiry of the Offer; and the prospect that the Corporation may from time to time in the future consider various divestiture opportunities. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances. The Corporation cautions you not to place undue reliance upon such forward-looking statements, which speak only as of the date they are made. The words “anticipate”, “believe”, “estimate”, and “expect” and similar expressions or the negative of such expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual events or the Corporation’s actual results or performance to differ from the projected events, results or performance contained in such forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, the following: general economic and business conditions; changes in competition; interest rate fluctuations; currency exchange rate fluctuations; volatility in the market price of the Shares; satisfaction of the Offer conditions; the extent to which holders of Shares determine to tender their Shares to any offer; dependence upon and availability of qualified personnel; changes in government regulation; and other factors discussed in the Corporation’s filings with applicable securities regulators. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements.

OFFER TO PURCHASE

To the holders of Class A Variable Voting Shares, Class B Voting Shares and Preferred Shares (on an as converted basis) of ACE Aviation Holdings Inc.

The Offer

ACE Aviation Holdings Inc. (“ACE” or the “Corporation”) hereby offers to purchase from holders (the “Shareholders”) of Class A variable voting shares (the “Variable Voting Shares”) and Class B voting shares (the “Voting Shares”) of the Corporation (the Variable Voting Shares and the Voting Shares are considered as a single class of shares for the purpose of the Offer (as defined below) and are hereinafter collectively referred to as the “Shares”) their Shares for cancellation by the Corporation for an aggregate purchase price not exceeding Cdn$500,000,000, pursuant to (i) auction tenders of not less than Cdn$21.00 per Share or more than Cdn$24.00 per Share, in increments of Cdn$0.10 per Share, as specified by such Shareholders (the “Auction Tenders”), or (ii) purchase price tenders in which each Shareholder does not specify a price per Share, but rather agrees to have the Shareholder’s Shares purchased at the Purchase Price (as defined below) that is determined as provided herein (the “Purchase Price Tenders”), in either case payable in cash and on the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”), the accompanying issuer bid circular (the “Circular”), the related letter of transmittal (the “Letter of Transmittal”) and the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (which together constitute and are hereinafter referred to as the “Offer”).

In accordance with the terms of the convertible preferred shares (the “Preferred Shares”) of the Corporation, the holders of Preferred Shares will be permitted to participate in the Offer by depositing their Preferred Shares on an as converted basis. In the event that Preferred Shares are deposited on an as converted basis, the holder of such Preferred Shares will be deemed to have requested that a sufficient number of such holder’s Preferred Shares be converted as of the Expiration Date for the number of underlying Variable Voting Shares and Voting Shares to be deposited and purchased under the Offer, unless a notice of withdrawal in writing is received by CIBC Mellon Trust Company (the “Depositary”) at the place of deposit of the relevant Shares by the dates specified under “Withdrawal Rights”. See “Withdrawal Rights” for a description of depositing Shareholders’ withdrawal rights. In respect of Preferred Shares that are deposited in the Offer, ACE will return all Preferred Shares in respect of which underlying Shares (that would have been issued upon a conversion as of the Expiration Date of the Offer) are not purchased under the Offer, including Shares deposited pursuant to Auction Tenders at prices greater than the Purchase Price and Shares not purchased because of pro ration. In the event that Preferred Shares are deposited, the consideration payable to the holders of such Preferred Shares will be determined on the basis of the number of underlying Variable Voting Shares or Voting Shares that are issued upon the conversion of the Preferred Shares as of the Expiration Date of the Offer. Alternatively, holders of Preferred Shares can also participate in the Offer by converting all or part of their Preferred Shares prior to the Expiration Date (as defined below) and subsequently depositing the underlying Variable Voting Shares or Voting Shares in the Offer.

Holders of 4.25% convertible senior notes due 2035 (the “Notes”) of the Corporation wishing to participate in the Offer have the right to convert all or part of their Notes prior to the Expiration Date and, provided that the Corporation does not exercise its right to deliver cash as described below, deposit the underlying Variable Voting Shares or Voting Shares in the Offer. In accordance with the terms of the indenture governing the Notes, ACE may, in lieu of delivering Voting Shares or Variable Voting Shares upon conversion of all or a portion of the Notes, elect to pay, at ACE’s sole option, cash or a combination of cash and Voting Shares or Variable Voting Shares determined in accordance with the terms of the indenture. See “Issuer Bid Circular — Corporate Structure and Share Capital — Convertible Notes” for a description of the terms of the Notes.

References herein to Shares includes the number of Variable Voting Shares or Voting Shares that are issued upon the conversion as of the Expiration Date of the Offer of all the Preferred Shares deposited on an as converted basis in the Offer, as well as all other Shares issued upon the conversion of Preferred Shares and Notes prior to the Expiration Date and subsequently deposited in the Offer. References herein to Shareholders includes holders of Preferred Shares that deposit Preferred Shares in the Offer to the extent of the number of underlying Variable Voting Shares or Voting Shares that are issued upon the conversion of such Preferred Shares as of the Expiration Date of the Offer, as well as the holders of Shares issued upon the conversion of Preferred Shares or Notes prior to the Expiration Date and subsequently deposited in the Offer. As of April 30, 2008, the 12,500,000 issued and outstanding Preferred Shares were convertible at the option of their holders into an aggregate of 11,476,513 Variable Voting Shares and Voting Shares. The conversion rate (the “Preferred Share Conversion Rate”) of the Preferred Shares is subject to adjustment in certain circumstances. See “Issuer Bid

Circular — Corporate Structure and Share Capital — Convertible Preferred Shares” for a description of the terms of the Preferred Shares. As of April 30, 2008, the Cdn$322,796,000 issued and outstanding principal amount of Notes were convertible at the option of their holders into an aggregate of 12,600,051 Variable Voting Shares and Voting Shares. The conversion rate of the Notes (the “Notes Conversion Rate”) is subject to adjustment in certain events in accordance with the indenture governing the Notes. See “Issuer Bid Circular — Corporate Structure and Share Capital — Convertible Notes” for a description of the terms of the Notes.

The Offer is made only for Shares and is not made for any options to acquire Shares. Any holder of options to acquire Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, exercise such options in order to obtain certificates representing Shares and deposit the Shares in accordance with the Offer. Any such exercise must be completed sufficiently in advance of the Expiration Date to assure the holder of such options that the holder will have certificates representing the Shares received on such exercise available for deposit prior to the Expiration Date, or in sufficient time to comply with the procedures described under “Offer to Purchase — Procedure for Depositing Shares”.

The tax consequences to holders of Preferred Shares, Notes or ACE stock options of exchanging, converting or exercising, or not, their Preferred Shares, Notes or options, as the case may be, are not described under “Issuer Bid Circular — Income Tax Considerations”. Holders of Preferred Shares, Notes or options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exchange, convert or exercise, or not, their Preferred Shares, Notes or options, as the case may be.

The Offer will expire at 5:00 p.m. (Montreal time) on June 18, 2008, unless withdrawn or extended by ACE (the “Expiration Date”).

All Shareholders who have, prior to the Expiration Date, properly deposited and not withdrawn their Shares pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders will receive in cash the Purchase Price (subject to applicable withholding taxes, if any) for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro ration described herein.

The Offer is not conditional upon any minimum number of Shares being deposited. The Offer is, however, subject to certain other conditions. See “Offer to Purchase — Conditions of the Offer”.

Prior to the Expiration Date, all factual information regarding the number of Shares deposited and the prices at which such Shares are deposited will be kept confidential, and CIBC Mellon Trust Company (the “Depositary”) will be directed by the Corporation to maintain such confidentiality.

The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery contain important information and should be read carefully before making a decision with respect to the Offer.

Purchase Price

As promptly as practicable following the Expiration Date, ACE will, upon the terms and subject to the conditions of the Offer, determine a single price (which will be not less than Cdn$21.00 per Share and not more than Cdn$24.00 per Share) (the “Purchase Price”) that it will pay for each Share properly deposited pursuant to the Offer and taken up by the Corporation, taking into account the number of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders, the prices specified by Shareholders making Auction Tenders, and the price at which Shares deposited pursuant to Purchase Price Tenders are considered to be deposited. A Shareholder who wishes to deposit Shares, but does not wish to specify a price at which such Shares may be purchased by the Corporation, should make a Purchase Price Tender.

For the purpose of determining the Purchase Price, Shares deposited pursuant to Purchase Price Tenders will be deemed to have been deposited at Cdn$21.00 per Share (which is the minimum Purchase Price under the Offer). The Purchase Price will be the lowest price (not less than Cdn$21.00 per Share or more than Cdn$24.00 per Share) that will allow ACE to purchase the maximum number of deposited Shares having an aggregate purchase price not exceeding Cdn$500,000,000 (or such lesser number of Shares as are properly deposited). A tender of Shares by means of a Purchase Price Tender may result in a lower Purchase Price being received than if such Shares had been tendered by means of an Auction Tender.

Promptly after it has determined the Purchase Price, the Corporation will publicly announce the Purchase Price for the Shares, and upon the terms and subject to the conditions of the Offer (including the pro ration provisions described herein), all Shareholders who have properly deposited and not withdrawn their Shares either pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased. ACE will take up such Shares promptly after the Expiration Date, but in any event not later than ten days after such time. The Corporation will pay for such Shares within three business days after taking up the Shares. The Corporation will acquire Shares to be purchased pursuant to the Offer and title thereto under this Offer upon having taken up such Shares even if payment therefore shall have not yet been effected.

The Purchase Price will be denominated in Canadian dollars and payments of amounts owing to a depositing Shareholder will be made in Canadian dollars. All dollar amounts set forth herein are expressed in Canadian dollars, except where otherwise indicated.

Number of Shares and Pro ration

As of April 30, 2008, there were 40,296,578 Variable Voting Shares and 15,837,852 Voting Shares for an aggregate number of 56,134,430 Shares issued and outstanding. As of April 30, 2008, the 12,500,000 issued and outstanding Preferred Shares were convertible at the option of their holders into an aggregate of 11,476,513 Variable Voting Shares and Voting Shares. The Preferred Share Conversion Rate is subject to adjustment in certain circumstances. See “Issuer Bid Circular — Corporate Structure and Share Capital — Convertible Preferred Shares” for a description of the terms of the Preferred Shares. As of April 30, 2008, the Cdn$322,796,000 issued and outstanding principal amount of Notes were convertible at the option of Note holders into an aggregate of 12,600,051 Variable Voting Shares and Voting Shares. The Notes Conversion Rate is subject to adjustment in certain events in accordance with the indenture governing the Notes. See “Issuer Bid Circular — Corporate Structure and Share Capital — Convertible Notes” for a description of the terms of the Notes. In addition, as of April 30, 2008, there were 1,568,104 ACE stock options issued and outstanding, all of which were vested, exercisable for an aggregate of 1,568,104 Shares. Accordingly, based on such figures and the Preferred Share Conversion Rate and Notes Conversion Rate applicable as of April 30, 2008, as well as the number of issued and outstanding ACE stock options as of April 30, 2008, a maximum of 23,809,523 Shares, or approximately 29.11% of the total number of issued and outstanding Shares (on a fully diluted basis), would be taken up and paid for under the Offer by the Corporation if the Purchase Price is Cdn$21.00 (which is the minimum Purchase Price under the Offer).

If the aggregate purchase price (calculated at the Purchase Price) for Shares properly deposited by the Expiration Date (and not withdrawn) pursuant to Auction Tenders at or below the Purchase Price and pursuant to Purchase Price Tenders is less than or equal to Cdn$500,000,000, the Corporation will purchase at the Purchase Price all Shares deposited upon the terms and subject to the conditions of the Offer. If the aggregate purchase price (calculated at the Purchase Price) for Shares properly deposited by the Expiration date (and not withdrawn) pursuant to Auction Tenders at or below the Purchase Price and pursuant to Purchase Price Tenders exceeds Cdn$500,000,000, the Corporation will accept Shares for purchase first from all Odd Lot Holders (as defined below) who properly deposited all their Shares pursuant to Auction Tenders at or below the Purchase Price or pursuant to Purchase Price Tenders. With respect to depositing Shareholders who are not Odd Lot Holders, the Corporation will accept Shares for purchase at the Purchase Price on a pro rata basis according to the number of Shares deposited (or deemed to be deposited) at or below the Purchase Price by the depositing Shareholders, less the number of Shares purchased from Odd Lot Holders, from Shareholders making Auction Tenders who properly deposit their Shares at or below the Purchase Price and from Shareholders making Purchase Price Tenders (with adjustments to avoid the purchase of fractional Shares). ACE will return all Shares not purchased under the Offer, including Shares deposited pursuant to Auction Tenders at prices greater than the Purchase Price and Shares not purchased because of pro ration. In respect of Preferred Shares that are deposited in the Offer on an as converted basis, ACE will return all Preferred Shares in respect of which underlying Shares (that would have been issued upon a conversion as of the Expiration Date of the Offer) are not purchased under the Offer, including Shares deposited pursuant to Auction Tenders at prices greater than the Purchase Price and Shares not purchased because of pro ration.

For purposes of the Offer, the Corporation will be deemed to have accepted for payment, subject to pro ration, Shares properly deposited, and not withdrawn, pursuant to Auction Tenders at or below the Purchase Price and pursuant to Purchase Price Tenders, having an aggregate purchase price of not more than Cdn$500,000,000, if, as and when the Corporation gives oral (to be confirmed in writing) or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

As a result of the provisions described above, a Shareholder depositing Shares pursuant to an Auction Tender at Cdn$21.00, the lowest price in the range, and a Shareholder depositing Shares pursuant to a Purchase Price Tender, will each have such Shares purchased at the Purchase Price, if any Shares are purchased under the Offer, subject to the pro ration provisions described herein and the preferential acceptance of Odd Lots.

For purposes of the Offer, the term “Odd Lots” means all Shares properly deposited by the Expiration Date (and not withdrawn), in accordance with the procedures set forth in this Offer to Purchase, pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders, by or on behalf of Shareholders who beneficially own, as of the close of business on the Expiration Date, an aggregate of fewer than 100 Shares (“Odd Lot Holders”). As set forth above, Odd Lots will be accepted for purchase before any pro ration. In order to qualify for this preference, an Odd Lot Holder must properly deposit, pursuant to an Auction Tender at a price at or below the Purchase Price or pursuant to a Purchase Price Tender, all Shares beneficially owned by such Odd Lot Holder. Partial deposits will not qualify for this preference. This preference is not available to holders of 100 or more Shares even if holders have separate share certificates for fewer than 100 Shares or hold fewer than 100 Shares in different accounts. Any Odd Lot Holder wishing to deposit all Shares beneficially owned, free of pro ration, must complete Box D -“Odd Lots” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Shareholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but will also avoid any odd-lot discounts, each of which may be applicable on a sale of their Shares in a transaction on the Toronto Stock Exchange (the “TSX”).

Procedure for Depositing Shares

Proper Deposit of Shares

To deposit Shares pursuant to the Offer, (i) the certificates for all deposited Shares (or the certificates representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis) in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of the addresses listed in the Letter of Transmittal by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed, or (iii) such Shares must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including a Book-Entry Confirmation or an Agent’s Message (as defined below) if the tendering Shareholder has not delivered a Letter of Transmittal). The term “Book-Entry Confirmation” means a confirmation of a book-entry transfer of a Shareholder’s Shares into the Depositary’s account at CDS Clearing and Depository Services Inc. (“CDS”). The term “Agent’s Message” means a message, transmitted by the Depository Trust Company (“DTC”) to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

In the event that Preferred Shares are deposited on an as converted basis, the holder of such Preferred Shares will be deemed to have requested that a sufficient number of such holder’s Preferred Shares be converted as of the Expiration Date for the number of underlying Variable Voting Shares and Voting Shares to be deposited and purchased under the Offer, unless a notice of withdrawal in writing is received by CIBC Mellon Trust Company (the “Depositary”) at the place of deposit of the relevant Shares by the dates specified under “Withdrawal Rights”. See “Withdrawal Rights” for a description of depositing Shareholders’ withdrawal rights. In respect of Preferred Shares that are deposited in the Offer, ACE will return all Preferred Shares in respect of which underlying Shares (that would have been issued upon a conversion as of the Expiration Date of the Offer) are not purchased under the Offer, including Shares deposited pursuant to Auction Tenders at prices greater than the Purchase Price and Shares not purchased because of pro ration. In the event that Preferred Shares are deposited, the consideration payable to the holders of such Preferred Shares will be determined on the basis of the number of underlying Variable Voting Shares or Voting Shares that are issued upon the conversion of the Preferred Shares as of the Expiration Date of the Offer.

A Shareholder who wishes to deposit Shares under the Offer and whose certificate (including a certificate representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis) is registered in the name of an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Shares under the Offer.

Participants of CDS Clearing and Depository Services Inc. in Canada or the Depository Trust Company in the United States should contact such depositary, or any other applicable depositary, to obtain instructions as to the method of depositing Shares under the terms of the Offer.

Holders of Preferred Shares or Notes who wish to convert their Preferred Shares or their Notes (subject to the Corporation’s right to deliver cash upon conversion) in order to deposit the resulting Shares in accordance with the terms and conditions of this Offer should proceed with such conversion sufficiently in advance of the Expiration Date to ensure that they will have sufficient time to comply with the procedures set forth herein for depositing Shares in the Offer.

In accordance with Instruction 5 in the Letter of Transmittal or the Book-Entry Confirmation or Agent’s Message in lieu thereof, (a) each Shareholder desiring to deposit Shares pursuant to the Offer must indicate, in Box A — “Type of Tender” on such Letter of Transmittal or the Book-Entry Confirmation or Agent’s Message in lieu thereof or, if applicable, the Notice of Guaranteed Delivery, whether he or she is depositing Shares pursuant to an Auction Tender or a Purchase Price Tender, and (b) each Shareholder desiring to deposit Shares pursuant to an Auction Tender must further indicate, in Box B — “Auction Tender Price (in Canadian Dollars) Per Share at Which Shares Are Being Deposited” in such Letter of Transmittal or the Book-Entry Confirmation or Agent’s Message in lieu thereof, the price per Share (in increments of Cdn$0.10 per Share) at which such Shares are being deposited. Under (a) and (b) respectively, only one box may be checked.

If a Shareholder desires to deposit Shares in separate lots at a different price and/or a different type of tender for each lot, such Shareholder must complete a separate Letter of Transmittal or a Book-Entry Confirmation or Agent’s Message in lieu thereof (and, if applicable, a Notice of Guaranteed Delivery) for each lot and price at which the Shareholder is depositing Shares. The same Shares cannot be deposited (unless previously properly withdrawn as provided in this Offer to Purchase under “Withdrawal Rights”) pursuant to both an Auction Tender and a Purchase Price Tender, or pursuant to an Auction Tender at more than one price. All Shares deposited by Shareholders, and which have not been withdrawn, who fail to specify any Auction Tender price for their Shares or fail to indicate that they have deposited their Shares pursuant to the Purchase Price Tender will be considered to have deposited their Shares pursuant to the Purchase Price Tender.

In addition, Odd Lot Holders who deposit all their Shares must complete Box D — “Odd Lots” in the Letter of Transmittal in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in this Offer to Purchase under “Number of Shares and Pro ration”.

Shares deposited pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal to or less than the Purchase Price.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if either (i) the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the share certificate deposited therewith, and payment and delivery are to be made directly to such registered holder, and such registered holder has not completed either Box E — “Special Payment Instructions” or Box F — “Special Delivery Instructions”, or (ii) Shares are deposited for the account of a Canadian Schedule 1 chartered bank, a major trust company in Canada, a participating organization of the TSX, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (each such entity, an “Eligible Institution”). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the Financial Industry Regulatory Authority or banks and trust companies in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 in the Letter of Transmittal.

If a certificate representing Shares (or a certificate representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis) is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates representing Shares (or a certificate representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis) not purchased or deposited are to be issued to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power signature guaranteed by an Eligible Institution. An ownership declaration, which can be obtained from the Depositary, must also be completed and delivered to the Depositary.

Book-Entry Transfer Procedures — CDS

The Depositary will establish an account with respect to the Shares at CDS for purposes of the Offer. Any financial institution that is a participant in CDS may make book-entry delivery of the Shares through CDSX by causing CDS to transfer such Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Shares to the Depositary by means of a book-entry transfer through CDSX will constitute a valid tender under the Offer.

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its offices in Montreal, Québec or Toronto, Ontario prior to the Expiration Date. Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS does not constitute delivery to the Depositary.

Book-Entry Transfer Procedures — DTC

The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer.

Although delivery of the Shares may be effected under the Offer through book-entry transfer into the Depositary’s account at DTC, the Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or (in the case of a book-entry transfer) an Agent’s Message in lieu of the Letter of Transmittal and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the last page of this Offer to Purchase on or prior to the Expiration Date in connection with the tender of such Shares. Delivery of documents to DTC does not constitute delivery to the Depositary.

Holders who are tendering by book-entry transfer to the Depositary’s account at DTC may execute their tender through DTC’s Automated Tender Offer Program (“ATOP”) by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures; DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message. Accordingly, the Letter of Transmittal need not be completed by a Shareholder tendering through ATOP.

Method of Delivery

The method of delivery of certificates representing Shares (or of certificates representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis) and all other required documents is at the option and risk of the depositing Shareholder. If certificates representing Shares (or certificates representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis) are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended and the mailing must be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Delivery of a share certificate representing Shares (or certificates representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis) will only be made upon actual receipt of such share certificate representing Shares (or such share certificate representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis) by the Depositary.

Guaranteed Delivery

If a Shareholder wishes to deposit Shares pursuant to the Offer and cannot deliver certificates for such Shares (or certificates representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis), the book-entry transfer procedures described above cannot be completed before the Expiration Date or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be deposited if all of the following conditions are met:

(a)	such deposit is made by or through an Eligible Institution;

(b)	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided (or an executed facsimile thereof) by the Corporation through the Depositary (indicating the type of deposit and, in the case of an Auction Tender, the price at which the Shares are being deposited) is received by the Depositary, at its office in Toronto (Ontario) as set out in the Notice of Guaranteed Delivery, by the Expiration Date; and

(c)	the share certificates for all deposited Shares (or the share certificates representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis) in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares, with signatures guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Montreal (Québec) or Toronto (Ontario) office of the Depositary, before 5:00 p.m. (Montreal time) on or before the third trading day on the TSX after the Expiration Date.

The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by facsimile transmission to the Toronto (Ontario) office of the Depositary listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently deposited.

Notwithstanding any other provision hereof, payment for Shares deposited and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of certificates representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis), a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares with signatures that are guaranteed if so required and any other documents required by the Letter of Transmittal.

Determination of Validity

All questions as to the number of Shares to be taken up, the price to be paid therefore, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Shares, will be determined by the Corporation, in its sole discretion, which determination will be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law. ACE reserves the absolute right to reject any or all deposits of Shares determined by it in its sole discretion not to be in proper form nor completed in accordance with the instructions set forth herein and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Corporation’s counsel, be unlawful under the laws of any jurisdiction. ACE also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any deposit of Shares. No deposit of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Corporation, the Depositary, the Dealer Managers or any other person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice. The Corporation’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding.

Under no circumstances will interest be paid by the Corporation or the Depositary by reason of any delay in making payment to any person, including persons using the guaranteed delivery procedures, and the payment (including the payment of accrued interest on deposited Shares up to, but not including, the date upon which payment for deposited Shares pursuant to the Offer is to be made by the Corporation) for Shares deposited pursuant to the guaranteed delivery procedures will be the same as that for Shares delivered to the Depositary on or prior to the Expiration Date, even if the Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary at such date, and therefore payment by the Depositary on account of such Shares is not made, until after the date the payment for the deposited Shares accepted for payment pursuant to the Offer is to be made by the Corporation.

Formation of Agreement

The proper deposit of Shares pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Shareholder and the Corporation, effective as of the Expiration Date, upon the terms and subject to the conditions of the Offer.

Prohibition on “Short” Tenders

It is a violation of Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder for a person, directly or indirectly, to deposit the Shares for a person’s own account unless, at the time of the deposit and at the end of the Expiration Date, such person (i) has a net long position equal to or greater than the amount of (x) the Shares deposited or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of the Shares deposited and upon acceptance of such person’s deposit, will acquire such Shares for deposit by conversion, exercise or exchange of such other securities and (ii) will deliver or cause such Shares to be delivered in accordance with the terms of the Offer. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the deposit or guarantee of deposit on behalf of another person. The deposit of Shares to the Corporation pursuant to any procedures described herein will constitute a representation by such Shareholder that (i) such Shareholder has a net long position in the Shares being deposited within the meaning of Rule 14e-4 and (ii) the deposit of such Shares complies with Rule 14e-4.

Withdrawal Rights

Except as otherwise expressly provided herein, deposits of Shares pursuant to the Offer will be irrevocable. Shares deposited pursuant to the Offer may be withdrawn by a Shareholder:

(i)	at any time prior to the Expiration Date;

(ii)	at any time if the Shares have not been taken up by the Corporation before actual receipt by the Depositary of a notice of withdrawal with respect to such Shares;

(iii)	if the Shares have been taken up but not paid for by the Corporation within three business days of being taken up; and

(iv)	if the Shares have not been taken up after 12:00 midnight (Montreal time) on July 11, 2008.

For a withdrawal to be effective, a notice of withdrawal in writing must be actually received by the Depositary by the dates specified above at the place of deposit of the relevant Shares. Any such notice of withdrawal (i) must be signed by or on behalf of the person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) that accompanied the Shares being withdrawn or, in the case of Shares tendered by a CDS participant through CDSX or a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed on the applicable Book-Entry Confirmation or Agent’s Message, or be accompanied by evidence sufficient to the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares, and (ii) must specify the name of the person who deposited the Shares to be withdrawn, the name of the registered holder, if different from that of the person who deposited such Shares, and the number of Shares to be withdrawn. If the certificates for the Shares deposited pursuant to the Offer (or the certificates representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis) have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the depositing Shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares (or the certificates representing the Preferred Shares in the case of Preferred Shares deposited on an as converted basis) to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in this Offer to Purchase under “Procedure for Depositing Shares”), except in the case of Shares deposited by an Eligible Institution. A withdrawal of Shares deposited pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depositary of a properly completed and executed notice of withdrawal in writing.

A Shareholder who wishes to withdraw Shares under the Offer and who holds Shares through an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to withdraw such Shares under the Offer. Participants of CDS and DTC should contact such depository with respect to the withdrawal of Shares under the Offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Corporation, in its sole discretion, which determination shall be final and binding. None of the Corporation, the Dealer Managers, the Depositary or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

Any Shares properly withdrawn will thereafter be deemed not deposited for purposes of the Offer. However, withdrawn Shares may be redeposited prior to the Expiration Date by again following the procedures described herein. See “Procedure for Depositing Shares”.

If ACE extends the period of time during which the Offer is open, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to ACE’s rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of ACE all Shares deposited under the Offer. The Corporation’s reservation is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Corporation must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer. In the event of such retention, such Shares may not be withdrawn except to the extent depositing Shareholders are entitled to withdrawal rights as described under this section.

Conditions of the Offer

Notwithstanding any other provision of the Offer, the Corporation shall not be required to accept for purchase, to purchase or to pay for any Shares deposited, and may withdraw, terminate, cancel or amend the Offer or may postpone the payment for Shares deposited, if, at any time before the payment for any such Shares, any of the following events shall have occurred (or shall have been determined by the Corporation to have occurred) which, in the Corporation’s sole judgment in any such case and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

(a)	there shall have been threatened, taken or pending any action, suit or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Shares by the Corporation or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) seeking material damages or that otherwise, in the sole judgment of the Corporation, acting reasonably, has or may have a material adverse effect on the Shares or the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of the Corporation or its affiliates taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Corporation;

(b)	there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Corporation or its affiliates by any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that, in the sole judgment of the Corporation, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or, in the sole judgment of ACE, acting reasonably, would or might prohibit, prevent, restrict or delay consummation of or materially impair the contemplated benefits to the Corporation of the Offer;

(c)	there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) a natural disaster or the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving Canada, the United States, Europe, Asia or any other region where the Corporation maintains significant business activities, (iv) any limitation by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Corporation, acting reasonably, might affect the extension of credit by banks or other lending institutions, (v) any significant decrease in the market price of the Shares since the close of business on April 30, 2008, (vi) any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on the Corporation’s business, operations or prospects or the trading in, or value of, the Shares, or (vii) any decline in any of the S&P/TSX Composite Index, the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies by an amount in excess of 10%, measured from the close of business on April 30, 2008;

(d)	there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Corporation or its affiliates that, in the sole judgment of the Corporation, acting reasonably, has, have or may have material adverse significance with respect to the Corporation or its affiliates taken as a whole;

(e)	any take-over bid or tender or exchange offer with respect to some or all of the securities of the Corporation, or any merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving the Corporation or its affiliates, other than the Offer, shall have been proposed, announced or made by any individual or entity;

(f)	the Corporation shall have determined, in its sole judgment, acting reasonably, that the Purchase Price for a Share exceeds the fair market value of such Share at the time of the acquisition of such Share by the Corporation pursuant to the Offer, determined without reference to the Offer;

(g)	the Corporation shall have concluded, in its sole judgment, acting reasonably, that the Offer or the taking up and payment for any or all of the Shares by the Corporation is illegal or not in compliance with applicable law, or that necessary exemptions under applicable securities legislation, including exemptions from the valuation requirements, are not available to the Corporation for the Offer and, if required under any such legislation, the Corporation shall not have received the necessary exemptions from or approvals or waivers of the appropriate courts or applicable securities regulatory authorities in respect of the Offer;

(h)	the Corporation shall have determined, in its sole judgment, acting reasonably, that it would be subject to Part VI.1 tax under the Income Tax Act (Canada) in connection with the Offer;

(i)	any change shall have occurred or been proposed to the Income Tax Act (Canada) or the Income Tax Regulations, as amended, or to the publicly available administrative policies or assessing practices of the Canada Revenue Agency, or to the Canada Transportation Act, as amended, that, in the sole judgment of the Corporation, acting reasonably, is detrimental to ACE or its affiliates taken as a whole or to a Shareholder, or with respect to making the Offer or taking up and paying for Shares deposited under the Offer;

(j)	any change shall have occurred or been proposed to the United States Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, or publicly available administrative policies of the U.S. Internal Revenue Service that, in the sole judgment of the Corporation, acting reasonably, is detrimental to ACE or its affiliates taken as a whole or to a Shareholder, or with respect to making the Offer or taking up and paying for Shares deposited under the Offer;

(k)	the Corporation shall have determined that the consummation of the Offer is reasonably likely to cause the Variable Voting Shares or the Voting Shares to be delisted from the TSX; or

(l)	the Corporation shall have concluded that the purchase of Shares pursuant to the Offer will constitute a “Rule 13e-3 transaction”, as such term is defined in Rule 13e-3 under the Exchange Act.

The foregoing conditions are for the sole benefit of the Corporation and may be asserted by the Corporation regardless of the circumstances giving rise to any such conditions, or may be waived by the Corporation, in whole or in part, if not satisfied on or prior to the Expiration Date. The failure by the Corporation at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; and the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances. The Corporation confirms that if it fails to exercise or waives a condition to the Offer, it may be required, depending upon the materiality of such failure or waiver and the number of days remaining in the Offer, to extend the Offer and circulate new disclosure to Shareholders.

Any waiver of a condition or the withdrawal of the Offer by the Corporation shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Corporation is delivered or otherwise communicated, in writing, to the Depositary at its principal office in Montreal, Québec. ACE, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall immediately make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the TSX and the applicable Canadian and U.S. securities regulatory authorities. If the Offer is withdrawn, the Corporation shall not be obligated to take up, accept for purchase or pay for any Shares deposited under the Offer, and the Depositary will return all certificates relating to deposited Shares, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were deposited.

Acceptance for Payment and Payment for Shares

Promptly after it has determined the Purchase Price, the Corporation will publicly announce the Purchase Price and will take up the Shares to be purchased pursuant to the Offer promptly after the Expiration Date, but in any event not later than ten days after such time. The Corporation will pay for such Shares within three business days after taking up the Shares. The Corporation will acquire Shares to be purchased pursuant to the Offer and title thereto upon having taken up such Shares even if payment therefore shall have not been effected.

Number of Shares

For purposes of the Offer, the Corporation will be deemed to have accepted for payment, subject to pro ration, Shares properly deposited, and not withdrawn, pursuant to Auction Tenders at or below the Purchase Price and pursuant to Purchase Price Tenders, having an aggregate purchase price of not more than Cdn$500,000,000, if, as and when the Corporation gives oral (to be confirmed in writing) or written notice to the Depositary at its principal office in Montreal, Québec of its acceptance of such Shares for payment pursuant to the Offer.

Payment

The Purchase Price payable by the Corporation, and thus the amount owing to any depositing Shareholder, will be denominated in Canadian dollars.

Payment for Shares accepted for purchase pursuant to the Offer will be made by depositing the aggregate Purchase Price for such Shares with the Depositary (by bank transfer or other means satisfactory to the Depositary), who will act as agent for the depositing Shareholders for the purposes of receiving payment from the Corporation and transmitting such payment to the depositing Shareholders. Receipt by the Depositary from the Corporation of payment for such Shares will be deemed to constitute receipt of payment by such depositing Shareholders. Under no circumstances will interest be paid by the Corporation or the Depositary to Shareholders depositing Shares by reason of any delay in paying for any Shares or otherwise.

In the event of pro ration of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders, the Corporation will determine the pro ration factor and pay for those deposited Shares accepted for payment as soon as practicable after the Expiration Date. However, the Corporation does not expect to be able to announce the final results of any such pro ration for at least three business days after the Expiration Date.

Certificates for all Shares not purchased, including all Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price, and Shares not purchased due to pro ration, will be returned as soon as practicable after the Expiration Date or termination of the Offer without expense to the depositing Shareholder. In respect of certificates for Preferred Shares that are deposited in the Offer on an as converted basis, ACE will return, as soon as practicable after the Expiration Date or termination of the Offer without expense to the depositing Shareholder, certificates for Preferred Shares in respect of which underlying Shares (that would have been issued upon a conversion as of the Expiration Date of the Offer) are not purchased under the Offer, including Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price and Shares not purchased due to pro ration.

The Offer provides Shareholders with the opportunity to sell their Shares without incurring brokerage commissions. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a deposit of Shares pursuant to the Offer. ACE will pay all fees and expenses of the Depositary in connection with the Offer.

The Purchase Price for Shares deposited and purchased will be paid by cheque issued to the order of, and certificate(s) representing Shares (or certificates representing the Preferred Shares in the case of Preferred Shares deposited on an as converted basis) not deposited or not purchased under the Offer will be issued to, the person signing the relevant Letter of Transmittal or to the order of such other person or at a different address as identified by the person signing such Letter of Transmittal by properly completing Box E — “Special Payment Instructions” and/or Box F — “Special Delivery Instructions” in such Letter of Transmittal. Unless the depositing Shareholders instructs the Depositary to hold the cheque for pick-up by checking Box H — “Hold For Pick-Up” in the Letter of Transmittal, the cheque and certificates will be forwarded by first-class mail, postage prepaid, to the payee at the address specified in the Letter of Transmittal. In the absence of an address being provided, cheques or certificates representing all Shares (or certificates representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis) not purchased will be forwarded to the address of the person as shown on the share register for the Shares (or the Preferred Shares in the case of Preferred Shares deposited on an as converted basis).

Extension and Variation of the Offer

Subject to applicable law, the Corporation expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified herein shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice (to be confirmed in writing), of extension or variation to the Depositary and by causing the Depositary to provide to all Shareholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth herein. Promptly after giving notice of an extension or variation to the Depositary, the Corporation will make a public announcement of the extension or variation (such announcement, in the case of an extension, to be issued no later than 9:00 a.m. (Montreal time), on the next business day after the last previously scheduled or announced expiration date) and provide or cause to be provided notice of such extension or variation to the TSX and the applicable Canadian and U.S. securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated, in writing, to the Depositary at its principal office in Montreal, Québec.

Where the terms of the Offer are varied (other than a variation consisting solely of a waiver of a condition of the Offer or a variation consisting solely of an increase in the consideration offered under the Offer where the Expiration Date is not extended for a period of greater than ten business days), the period during which Shares may be deposited pursuant to the Offer shall not expire before ten business days after the notice of variation has been mailed, delivered or otherwise properly communicated to Shareholders unless otherwise permitted by applicable legislation. During any such extension or in the event of any variation, all Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Corporation in accordance with the terms of the Offer, subject to the terms and conditions set forth in this Offer to Purchase under “Acceptance for Payment and Payment for Shares” and “Withdrawal Rights”. An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Corporation of its rights in this Offer to Purchase.

Notwithstanding the foregoing, except as required by applicable Canadian and U.S. securities legislation, the Offer may not be extended by the Corporation if all the terms and conditions of the Offer have been complied with (except those waived by the Corporation), unless the Corporation first takes up and pays for all Shares properly deposited under the Offer and not withdrawn.

The Corporation also expressly reserves the right, in its sole and absolute discretion (i) to terminate the Offer and not take up and pay for any Shares not theretofore taken up and paid for upon the occurrence of any of the conditions specified in this Offer to Purchase under “Conditions of the Offer”, and/or (ii) at any time or from time to time, to amend the Offer in any respect, including increasing or decreasing the aggregate number of Shares the Corporation may purchase or the range of prices it may pay pursuant to the Offer.

Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement. Without limiting the manner in which the Corporation may choose to make any public announcement, except as provided by applicable law, the Corporation shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service.

If the Corporation makes a material change in the terms of the Offer or the information concerning the Offer, the Corporation will extend the time during which the Offer is open to the extent required under applicable Canadian and U.S. securities legislation.

Payment in the Event of Mail Service Interruption

Notwithstanding the provisions of the Offer, cheques in payment for Shares purchased under the Offer and certificates for any Shares (including certificates representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis) to be returned will not be mailed if the Corporation determines that delivery by mail may be delayed. Persons entitled to cheques or certificates that are not mailed for this reason may take delivery at the office of the Depositary at which the deposited certificates for the Shares (or certificates representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis) were delivered until the Corporation has determined that delivery by mail will no longer be delayed. ACE will provide notice, in accordance with this Offer to Purchase, of any determination not to mail under this section as soon as reasonably practicable after such determination is made. The deposit of cheques with the Depositary in these circumstances will constitute delivery to the persons entitled to them.

Encumbrances and Dividends

Shares acquired pursuant to the Offer shall be acquired by the Corporation free and clear of all hypothecs, liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions that may be paid, issued, distributed, made or transferred on or in respect of such Shares to Shareholders of record on or prior to the date upon which the Shares are taken up and paid for under the Offer shall be for the account of such Shareholders. Each Shareholder of record on that date will be entitled to receive that dividend or distribution, whether or not such Shareholder deposits Shares pursuant to the Offer.

Notice

Without limiting any other lawful means of giving notice, any notice to be given by the Corporation or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of Shares and Preferred Shares at their respective addresses as shown on the share registers maintained in respect of the Shares and Preferred Shares, and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Shareholders, and (ii) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, the Corporation will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Corporation or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail, in La Presse and in The Wall Street Journal.

Other Terms of the Offer

(a)	No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Corporation other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Corporation.

(b)	It is a term of the Offer that, for the purposes of subsection 191(4) of the Income Tax Act (Canada), the “specified amount” in respect of each Variable Voting Share and the “specified amount” in respect of each Voting Share shall be the closing price on the TSX on the Expiration Date for, respectively, the Variable Voting Shares and the Voting Shares (collectively, the “Specified Amount”). Shareholders should carefully consider the income tax consequences of accepting the Offer. See “Issuer Bid Circular — Income Tax Considerations”.

(c)	The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein. Each party to a contract resulting from an acceptance of the Offer unconditionally and irrevocably attorns to the jurisdiction of the courts of the Province of Québec.

(d)	ACE, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Shares, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law.

(e)	The Offer is not being made to, and deposits of Shares will not be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. ACE may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

Neither ACE nor its Board of Directors in making the decision to present the Offer to Shareholders, makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares. Shareholders are urged to consult their own investment and tax advisors and make their own decision whether to deposit Shares to the Offer and, if so, how many Shares to deposit, and at what price or prices.

The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian securities legislation and the tender offer information required to be delivered to security holders under U.S. securities legislation applicable to the Corporation with respect to the Offer.

The accompanying Circular contains additional information relating to the Corporation and the Offer and the Corporation urges you to read it and the Letter of Transmittal.

DATED this 9th day of May 2008.

ACE AVIATION HOLDINGS INC.

By:	/s/ ROBERT A. MILTON
Chairman, President and Chief Executive Officer

By:	/s/ BRIAN DUNNE
Executive Vice President and Chief Financial Officer

ISSUER BID CIRCULAR

This Circular is being furnished in connection with the offer by ACE to purchase for not more than Cdn$500,000,000 in cash up to a maximum of 23,809,523 of its Shares at a Purchase Price of not less than Cdn$21.00 per Share and not more than Cdn$24.00 per Share. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of its terms and conditions.

ACE Aviation Holdings Inc.

Nature of Business

ACE is a holding company of various aviation interests, including interests in Air Canada, Aeroplan Income Fund, Jazz Air Income Fund and Aero Technical Support & Services Holdings sarl (“ACTS Aero”). ACE’s cash and cash equivalents amounted to approximately Cdn$886 million following the closing of the secondary offering of Aeroplan Income Fund units on April 21, 2008. The Variable Voting Shares, Voting Shares and Notes of ACE are listed on the TSX under the symbols “ACE.A”, “ACE.B” and “ACE.NT.A”, respectively. The Preferred Shares of ACE are not listed for trading on an exchange.

The head office of ACE is located at 5100 de Maisonneuve Boulevard West, Montreal, Québec, H4A 3T2. The telephone number of the Corporate Secretary’s office of ACE is (514) 205-7856 and facsimile number is (514) 205-7859. Its website is www.aceaviation.com (for greater certainty, the content of such website is not in any way incorporated by reference herein).

Air Canada

Air Canada is Canada’s largest domestic and international airline and the largest provider of scheduled passenger services in the Canadian market, the Canada — U.S. transborder market and in the international market to and from Canada. The Class A Variable Voting shares and Class B Voting shares of Air Canada are listed on the TSX under the symbols “AC.A” and “AC.B”, respectively. As of April 30, 2008, ACE held a 75% ownership interest in Air Canada.

The head office of Air Canada is located at 7373 Côte Vertu Boulevard West, Saint-Laurent, Québec, H4Y 1H4.

Aeroplan

Aeroplan is Canada’s premier loyalty marketing program. Aeroplan provides its commercial partners, including Air Canada, with loyalty marketing services designed to stimulate demand for such partners’ products and services. The units of Aeroplan Income Fund are listed on the TSX under the symbol “AER.UN”. As at April 30, 2008, ACE held a 9.9% ownership interest in Aeroplan Income Fund.

The head office of Aeroplan is located at 5100 de Maisonneuve Boulevard West, Montreal, Québec, Canada, H4A 3T2.

Jazz

Jazz is the largest regional airline and second largest airline in Canada, after Air Canada, based on fleet size and number of routes operated. Jazz operates both domestic and U.S. transborder services for Air Canada under a capacity purchase agreement. The units of Jazz Air Income Fund are listed on the TSX under the symbol “JAZ.UN”. As at April 30, 2008, ACE held a 9.5% ownership interest in Jazz Air Income Fund.

The head office of Jazz is located at 5100 de Maisonneuve Boulevard West, Montreal, Québec, Canada, H4A 3T2.

ACTS Aero

ACE has a 22.8% interest in ACTS Aero, an entity incorporated in Luxembourg which purchased the assets and conducts the business previously operated by ACTS LP. Through its subsidiaries, ACTS Aero is a full service aircraft maintenance, repair and overhaul organization with facilities in Montreal, Winnipeg, Vancouver and Toronto in Canada and San Salvador in El Salvador.

Corporate Structure and Share Capital

ACE was incorporated on June 29, 2004 under the Canada Business Corporations Act (“CBCA”) and became the parent holding company of the reorganized Air Canada and its subsidiaries upon the implementation of the consolidated plan of reorganization, compromise and arrangement of Air Canada and certain of its subsidiaries under the CBCA, the Companies’ Creditors Arrangement Act (“CCAA”) and the Business Corporations Act (Alberta) which was implemented on September 30, 2004 (referred to herein as the “Plan”).

As part of the Plan, ACE offered rights to Air Canada’s creditors with proven claims to subscribe for up to Cdn$850 million of Voting Shares and/or Variable Voting Shares. Pursuant to its standby purchase agreement with Air Canada, Deutsche Bank Securities Inc. (“Deutsche Bank”) agreed to act as the exclusive standby purchaser in respect of the rights offering. Deutsche Bank and the participants in its syndicate subscribed for all the Shares not otherwise subscribed for by the creditors at a subscription price per Share of Cdn$21.50, which represented the subscription price of Cdn$20 paid by creditors, plus a premium of Cdn$1.50. On September 30, 2004, ACE completed the issuance of Shares under such rights offering for total gross proceeds of Cdn$865 million, including the amount of the premium paid by Deutsche Bank and the participants of its syndicate pursuant to the standby purchase agreement.

On September 30, 2004, Promontoria Holding III B.V. (“Cerberus Affiliate”) invested Cdn$250 million in ACE in consideration for the issuance to it of 12,500,000 Preferred Shares initially convertible into 9.16% of the fully diluted equity of ACE upon emergence from the CCAA proceedings. For a summary of the terms of the Preferred Shares, see “Issuer Bid Circular — Corporate Structure and Share Capital — Convertible Preferred Shares”.

Pursuant to the investment agreement with the Cerberus Affiliate dated June 23, 2004 (the “Investment Agreement”), two of the ten current members of the board of directors of ACE are designated by the Cerberus Affiliate. For as long as the Cerberus Affiliate and its affiliates continue to hold at least 50% but less than 75% of the Preferred Shares (or Shares into which they are converted or convertible) originally purchased under the Investment Agreement, the Cerberus Affiliate will have the right to designate two individuals to the board of directors of ACE. If the Cerberus Affiliate and its affiliates hold at least 25% but less than 50% of the Preferred Shares (or Shares into which they are converted or convertible) originally purchased under the Investment Agreement, the Cerberus Affiliate has the right to designate one member of the board of directors of ACE. If the Cerberus Affiliate and its affiliates hold at least 2.5% of the economic equity interests of ACE, the Cerberus Affiliate has the right, at reasonable times and upon reasonable notice, to have access to the management of ACE and to all reasonable financial and operating information of ACE, including business plans, budgets and quarterly results, in order to consult with management of ACE and express its views on the business and affairs of ACE and its subsidiaries.

The terms attached to the Preferred Shares provide the Cerberus Affiliate with pre-emptive rights on any issuance or sale by ACE of Variable Voting Shares or Voting Shares or other equity securities, rights, options, warrants or other convertible securities which represent rights to purchase Variable Voting Shares or Voting Shares. As of April 30, 2008, the Cerberus Affiliate held 6,550,000 Preferred Shares, representing 52.4% of all outstanding Preferred Shares.

On April 6, 2005, ACE completed a public offering of an aggregate of 11,350,000 Voting Shares and Variable Voting Shares at a price of Cdn$37 per share for gross proceeds of approximately Cdn$420 million. On April 6, 2005, ACE also completed a public offering of approximately Cdn$300 million of 4.25% convertible senior notes due 2035 (the “Notes”). ACE used approximately Cdn$553 million of the aggregate net cash proceeds of the offerings to repay all of its outstanding debt under the exit credit facility with General Electric Capital Corporation (“GECC”). On April 13, 2005, following the exercise of the over-allotment option by the underwriters, ACE issued an additional 1,135,000 Variable Voting Shares at a price of Cdn$37 per share and Cdn$30 million of Notes for additional aggregate gross proceeds of approximately Cdn$72 million. ACE used the additional proceeds for general corporate purposes.

On October 16, 2007, ACE completed the sale of a 70% interest in ACTS. On closing, ACE received net cash proceeds of Cdn$723 million, which included the settlement of a Cdn$200 million inter-company note payable from ACTS to ACE. Within six months of closing, ACE was entitled to receive up to an additional Cdn$40 million in cash proceeds, from funds held in escrow, conditional upon the completion of certain supplier contracts within specified terms. On January 14, 2008, ACE announced that it had received the full balance of Cdn$40 million. Following the redemption of the exchangeable share issued to a party related to Grupo TACA Holdings Limited and the establishment of an initial ACTS Long Term Incentive Plan, ACE holds a 22.8% equity interest in ACTS Aero which purchased the assets and conducts the business previously operated by ACTS LP.

On October 22, 2007, ACE completed the sale of 22.0 million trust units of Aeroplan Income Fund at a price of Cdn$21.90 per unit, for net proceeds of approximately Cdn$463 million. Immediately following the closing of the offering, ACE’s interest in Aeroplan Income Fund represented approximately 20.1% of the units issued and outstanding.

On October 22, 2007, ACE completed the sale of 35.5 million trust units of Jazz Air Income Fund at a price of Cdn$7.75 per unit, for net proceeds of approximately Cdn$263 million. Immediately following the closing of the offering, ACE’s interest in Jazz Air Income Fund represented approximately 20.1% of the units issued and outstanding.

On December 3, 2007, ACE announced a substantial issuer bid to purchase for cancellation up to Cdn$1.5 billion of its Variable Voting Shares and Voting Shares for an aggregate of up to 54,151,624 shares. On January 10, 2008, ACE announced the final results of its offer to purchase, and confirmed that it had taken up and accepted for purchase and cancellation a total of 40,023,427 Variable Voting Shares and 9,894,166 Voting Shares at Cdn$30.00 per share for an aggregate purchase price of approximately Cdn$1.498 billion.

On January 24, 2008, ACE sold 13.0 million trust units of Jazz Air Income fund on an exempt trade basis for gross proceeds of approximately Cdn$96.85 million reducing its ownership interest in Jazz Air Income Fund to approximately 9.5%.

On April 21, 2008, ACE completed the sale of 20.4 million trust units of Aeroplan Income Fund at a price of Cdn$17.50 per unit, for net proceeds of approximately Cdn$343 million. Immediately following the closing of the offering, ACE’s interest in Aeroplan Income Fund represented approximately 9.9% of the units issued and outstanding.

In addition, see “Previous Distributions” for a description of the distributions made by ACE to its shareholders of units of Aeroplan Income Fund and of Jazz Air Income Fund, as well as the exchanges by ACE of units of Aeroplan Limited Partnership for units of Aeroplan Income Fund and the exchanges of units of Jazz Air LP for units of Jazz Air Income Fund.

ACE’s value maximization strategy in respect of its investment in trust units of Aeroplan Income Fund and Jazz Air Income Fund includes considering further sales or distributions of such units. ACE has not currently established a definitive timeline with respect to any further dispositions or distributions of, or any other transactions involving, its remaining approximately 9.9% and 9.5% ownership interest in Aeroplan Income Fund and Jazz Air Income Fund, respectively. In addition, to maximize value to ACE Shareholders, management and the Board of Directors of ACE are exploring all options for ACE’s remaining 75% interest in Air Canada.

Authorized and Issued and Outstanding Capital

The share capital of ACE is composed of an unlimited number of Variable Voting Shares and Voting Shares and of 12,500,000 Preferred Shares. As of April 30, 2008, 40,296,578 Variable Voting Shares, 15,837,852 Voting Shares and 12,500,000 Preferred Shares were issued and outstanding. In addition, as of April 30, 2008, ACE has a principal amount of Cdn$322,796,000 of Notes issued and outstanding. As of April 30, 2008, the 12,500,000 issued and outstanding Preferred Shares were convertible at the option of their holders into an aggregate of 11,476,513 Variable Voting Shares and Voting Shares. The Conversion Rate of the Preferred Shares is subject to adjustment in certain circumstances, as summarized below. As of April 30, 2008, the Cdn$322,796,000 issued and outstanding principal amount of Notes were convertible at the option of their holders into an aggregate of 12,600,051 Variable Voting Shares and Voting Shares. The conversion ratio of the Notes is subject to adjustment in certain events in accordance with the indenture governing the Notes. In addition, as of April 30, 2008, there were 1,568,104 ACE stock options issued and outstanding, all of which were vested, exercisable for an aggregate of 1,568,104 Shares.

The issued and outstanding Shares of ACE as of April 30, 2008, along with potential Shares, are as follows:

Outstanding Shares	April 30, 2008

Issued and outstanding Shares
Class A Variable Voting Shares	40,296,578
Class B Voting Shares	15,837,852

Total issued and outstanding Shares	56,134,430

Potential Shares
Convertible Preferred Shares	11,476,513
Convertible Notes	12,600,051
Stock Options	1,568,104

Total potential Shares	25,644,668

Total Shares (fully diluted basis)	81,779,098

The Variable Voting Shares, Voting Shares and Notes of ACE are listed on the TSX, under the symbols “ACE.A”, “ACE.B” and “ACE.NT.A”, respectively. The Preferred Shares of ACE are not listed for trading on an exchange.

Variable Voting Shares and Voting Shares

The description of the share capital of ACE provided for in its Articles contains provisions to ensure compliance with the foreign ownership restrictions of the CTA. The Variable Voting Shares may only be owned or controlled by persons who are not Canadians. As a result, an issued and outstanding Variable Voting Share shall be converted into one Voting Share, automatically and without any further act of ACE or of the holder, if such Variable Voting Share becomes owned and controlled by a Canadian. The Voting Shares may only be owned and controlled by a Canadian. An issued and outstanding Voting Share shall be converted into one Variable Voting Share, automatically and without any further act of ACE or the holder, if such Voting Share becomes owned or controlled by a person who is not a Canadian. Hence, upon a transfer of Variable Voting Shares to a Canadian, such Variable Voting Shares will automatically be converted into Voting Shares and upon a transfer of Voting Shares to a non-Canadian, such Voting Shares will automatically be converted into Variable Voting Shares.

The Variable Voting Shares are entitled to one vote per Variable Voting Share unless (i) the number of Variable Voting Shares outstanding (including the Preferred Shares, on an as converted basis), as a percentage of the total number of votes attaching to Voting Shares outstanding exceeds 25% or (ii) the total number of votes cast by or on behalf of holders of Variable Voting Shares (including the Preferred Shares, on an as converted basis) at any meeting exceeds 25% of the total number of votes that may be cast at such meeting. If either of the above noted thresholds would otherwise be surpassed at any time, the vote attached to each Variable Voting Share will decrease proportionately such that (i) the Variable Voting Shares as a class (including the Preferred Shares on an as converted basis) do not carry more than 25% of the aggregate votes attached to all issued and outstanding voting shares of ACE and (ii) the total number of votes cast by or on behalf of holders of Variable Voting Shares (including the Preferred Shares on an as converted basis) at any meeting do not exceed 25% of the votes that may be cast at such meeting. The Voting Shares are entitled to one vote per Voting Share.

Convertible Preferred Shares

The holders of Preferred Shares are entitled to vote on an as converted basis with the Variable Voting Shares and the Voting Shares and to the extent that they are held by persons who are not Canadians they shall be subject to the same proportionate reduction in voting percentage as if, for voting purposes only, the Preferred Shares had been converted into Variable Voting Shares.

The Preferred Shares are convertible at the option of the holders thereof at any time into Variable Voting Shares, if held by a non-Canadian, or into Voting Shares, if held by a Canadian, at a conversion rate equal to the Fully Accreted Value per Preferred Share (as of the conversion date) divided by the Conversion Price. For the purposes of the terms of the Preferred Shares, “Conversion Price” is equal to Cdn$26 or 130% of the initial per share value attributed to the Variable Voting Shares and Voting Shares on September 30, 2004 of Cdn$20. The Conversion Price of the Preferred Shares is subject to certain adjustments, including customary public company anti-dilution protection for stock splits, stock dividends, subdivisions, combinations and similar transactions. “Fully Accreted Value” means, with respect to each

Preferred Share issued on September 30, 2004 as of any date, the initial purchase price of such Preferred Share, increased at a rate of 5% per annum, compounded semi annually from the date of issuance of such Preferred Shares.

The holders of Preferred Shares shall participate on an as converted basis with the Variable Voting Shares and the Voting Shares with respect to all dividends, distributions, spin off, split-off, subscription rights or other offers or rights made available to holders of Variable Voting Shares and Voting Shares and any other similar transactions. As a result of such provision, the holders of Preferred Shares are permitted to participate in this Offer by depositing their Preferred Shares on an as converted basis, in accordance with the terms and conditions described in the Offer to Purchase.

Convertible Notes

The Notes are senior unsecured obligations of ACE and rank equally in right of payment with all other senior unsecured indebtedness of ACE and senior in right of payment to any subordinated indebtedness of ACE. The Notes are subordinated to all existing and future secured indebtedness of ACE. In addition, the Notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the subsidiaries of ACE.

Prior to their maturity or redemption, each Note is convertible at the option of the holder into Voting Shares (if the Notes are owned and controlled by a Canadian) or into Variable Voting Shares (if the Notes are not owned and controlled by a Canadian) at a conversion ratio of approximately 39.0341 Shares per Cdn$1,000 principal amount of Notes, subject to adjustment in certain events in accordance with the indenture governing the Notes. Holders converting their Notes will not receive any payment upon conversion representing accrued but unpaid interest on such Notes. In accordance with the terms of the indenture governing the Notes, ACE may, in lieu of delivering Voting Shares or Variable Voting Shares upon conversion of all or a portion of the Notes, elect to pay, at ACE’s sole option, cash or a combination of cash and Voting Shares or Variable Voting Shares. ACE will give notice of its election to deliver all or part of the conversion consideration in cash to the holder converting its Notes within two business days of receipt by ACE of the holder’s duly completed notice of conversion and any required documents. The amount of cash to be delivered per Note will be equal to (i) the number of Shares in respect of which the cash payment is being made, multiplied by (ii) the average of the Closing Price (as defined in the indenture) of the Shares for each of the ten consecutive trading days of the Conversion Reference Period (as defined below). The “Conversion Reference Period” means: (i) for Notes that are converted after ACE has specified a redemption date, the ten consecutive trading days beginning on the third trading day following the redemption date (in the case of Notes being converted which were previously called for redemption (including a partial redemption), this will only apply to those Notes that are subject to redemption); and (ii) in all other instances, the ten consecutive trading days beginning on the third trading day following the Conversion Date. The “Conversion Date” with respect to a Note means the date on which the holder of the Note has complied with all requirements under the indenture to convert such Note. Upon conversion of a Note, ACE will deliver the Shares or pay the cash, or deliver and pay a combination of Shares and cash, as applicable, as promptly as practicable after the later of the Conversion Date and the date on which all calculations necessary to make such delivery and payment have been made, but in no event later than five business days after the later of such dates. A holder of a Note otherwise entitled to a fractional Share will receive cash equal to the applicable portion of the average of the Closing Price of the Shares for each of the ten consecutive trading days of the Conversion Reference Period.

Additional Information

The Corporation is subject to the informational reporting requirements of applicable Canadian provincial securities legislation, the Exchange Act, and the rules, policies and guidelines of the TSX and in accordance therewith files reports and other information with Canadian provincial securities regulators, the SEC, and the TSX. As a “foreign private issuer” under the Exchange Act, the Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements (which are prepared in accordance with applicable Canadian provincial securities legislation), and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Corporation is not required to publish financial statements as frequently or as promptly as U.S. companies.

The Corporation has filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer pursuant to Section 13(e)(1) of the Exchange Act and Rule 13e-4(c)(2) thereunder. The Offer, which constitutes a part of the Schedule TO, does not contain all of the information set forth in the Schedule TO and its exhibits.

Shareholders may access documents filed with Canadian provincial securities regulators through the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Shareholders may read and copy any document that the Corporation files with, or furnishes to, the SEC (including the Corporation’s Schedule TO relating to the Offer) at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Shareholders may also obtain copies of such documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that the Corporation files or furnishes electronically with it.

Incorporation by Reference

The Corporation is incorporating by reference into this Circular information it has filed with Canadian provincial securities regulators and/or the SEC, which means that it can disclose important information to you by referring you to those documents. The documents that the Corporation has filed with, or furnished to the Canadian provincial securities regulators and the SEC that are incorporated by reference into this Circular are:

1.	The Corporation’s Annual Information Form for the year ended December 31, 2007;

2.	The Corporation’s audited financial statements for the fiscal years ended December 31, 2007 and 2006;

3.	The Corporation’s Management Discussion and Analysis of Results of Operations and Financial Condition for the fiscal year ended December 31, 2007;

4.	The Corporation’s unaudited consolidated financial statements for the three-month period ended March 31, 2008;

5.	The Corporation’s Management Discussion and Analysis of Results of Operations and Financial Condition for the three-month period ended March 31, 2008; and

6.	The Corporation’s Management Proxy Circular dated April 20, 2007 regarding the Corporation’s annual meeting of shareholders held on May 29, 2007, excluding the sections “Report on Executive Compensation”, “Statement of Governance Practices” and “Performance Graphs”.

Items 1, 2 and 3 above are included in the Corporation’s Annual Report on Form 40-F filed with the SEC on March 31, 2008; and items 4 and 5 above are included in the Corporation’s Form 6-K filed with the SEC on May 9, 2008; and Item 6 above is included in the Form 6-K filed with the SEC on April 20, 2007. All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Offer to Purchase and prior to the Expiration Date or termination of the Offer are incorporated by reference into this Circular and form part of this Circular from the date of filing or furnishing of these documents.

Any statement contained in a document that is incorporated by reference into this Circular will be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this Circular, modifies or supersedes that statement. The modifying or superseding statement does not need to state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

Upon request, the Corporation will provide, without charge, to each person who receives the Offer, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to the Corporation at 5100 de Maisonneuve Boulevard West, Montreal, Québec, H4A 3T2 (Telephone: (514) 205-7856). The documents may also be obtained in the manner described above under “— Additional Information”.

Presentation of Financial Information and Exchange Rate Data

The Corporation’s consolidated financial statements are reported in Canadian dollars and have been prepared in accordance with generally accepted accounting principles in Canada. To the extent applicable to the Corporation’s consolidated financial statements, these principles conform in all material respects with generally accepted accounting principles in the United States, except as described in note 23 to the Corporation’s audited consolidated financial statements, which are included in its Annual Report on Form 40-F for fiscal 2007.

In this Circular and the Offer, references to “$” or “Cdn$” are to Canadian dollars, and references to “US$” are to United States dollars.

The following table sets forth (i) the rates of exchange for Canadian dollars, expressed in United States dollars, in effect at the end of each of the periods indicated, (ii) the high and low exchange rates during each of the periods indicated and (iii) the average of such exchange rates on the last day of each month during such periods. These rates are based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the “Noon Buying Rate”).

						Three Months
						Ended
	Year Ended December 31,					March 31,
	2003	2004	2005	2006	2007	2008

End of period	0.7704	0.8320	0.8605	0.8576	1.1020	0.9732
High	0.7733	0.8493	0.8695	0.9102	1.0908	1.0291
Low	0.6355	0.7160	0.7878	0.8533	0.8437	0.9714
Average(1)	0.7205	0.7719	0.8282	0.8847	0.9376	0.9970

(1)	The average of the inverse of the Noon Buying Rate on the last day of each month during the applicable period.

On May 8, 2008, the inverse of the Noon Buying Rate was Cdn$1.00 = US$0.9853.

Purpose and Effect of the Offer

The Board of Directors of ACE has determined that the purchase of Shares pursuant to the Offer represents an effective and desirable use of part of ACE’s available cash and is in the best interests of its Shareholders for the following reasons:

(a)	ACE believes that the Offer is the most equitable and efficient means to distribute an aggregate of Cdn$500,000,000 in cash to its Shareholders while providing Shareholders with an option to elect whether to participate in the distribution;

(b)	ACE believes that taking up outstanding Shares represents an appropriate and desirable use of its available funds;

(c)	ACE continues to work towards realizing and/or distributing its assets. ACE believes that the Offer is an equitable and appropriate means to distribute the excess cash proceeds received from the sale of certain of ACE’s non-cash interests completed prior to the date of the Offer;

(d)	The Offer provides Shareholders who are considering the sale of all or a portion of their Shares with the opportunity to determine the price at which they are willing to sell their Shares if such Shares are deposited pursuant to an Auction Tender, or the opportunity to deposit their Shares without specifying a price if such Shares are deposited pursuant to a Purchase Price Tender and, if any such Shares are purchased pursuant to the Offer, to sell such Shares for cash without the usual transaction costs associated with market sales. Shareholders whose Shares are not purchased under the Offer will realize a proportionate increase in their equity interest in ACE if Shares are purchased pursuant to the Offer; and

(e)	Shareholders owning fewer than 100 Shares whose Shares are purchased pursuant to the Offer will avoid the payment of brokerage commissions, which may be applicable on a sale of their Shares in a transaction on the TSX.

Neither ACE nor its Board of Directors in making the decision to present the Offer to Shareholders, makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares. Shareholders are urged to consult their own investment and tax advisors and make their own decision whether to deposit Shares to the Offer and, if so, how many Shares to deposit, and at what price or prices.

Background to the Offer

Senior management of ACE has determined that pursuing a potential substantial issuer bid would be an efficient use of the Corporation’s financial resources for the reasons set out above and discussed in detail the potential transaction with its advisers.

The Board of Directors considered the proposed Offer and whether it would be in the best interests of the Corporation. In evaluating the Offer, the Board of Directors gave careful consideration to a number of factors, including the following:

(a)	the view of management that the Offer is the most equitable and efficient means to distribute an aggregate of Cdn$500,000,000 in cash to its Shareholders while providing Shareholders with an option to elect whether to participate in the distribution;

(b)	after giving effect to the Offer, ACE will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations;

(c)	the Offer provides Shareholders with an opportunity to realize on all or a portion of their investment in the Corporation, should they desire liquidity, in quantities which might not otherwise be available in the market and without incurring brokerage commissions which might otherwise be payable on a sale of their Shares in a transaction on the TSX;

(d)	depositing Shares under the Offer is optional and available to all Shareholders and, therefore, each Shareholder is free to accept or reject the Offer;

(e)	the Offer is not conditional upon any minimum number of Shares being deposited;

(f)	Shareholders who do not deposit their Shares to the Offer will realize a proportionate increase in their equity interest in the Corporation to the extent Shares are purchased by the Corporation pursuant to the Offer; and

(g)	it is reasonable to conclude that, following the completion of the Offer, there would be a market for beneficial owners of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer (see “Liquidity of Market”).

On May 8, 2008, the Board of Directors approved the making of the Offer to Purchase, the pricing of the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

Subject to certain exceptions, Canadian securities laws prohibit the Corporation and its affiliates from acquiring any Shares, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or date of termination of the Offer. Subject to applicable law, ACE may in the future purchase additional Shares on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms that are more or less favourable to Shareholders than the terms of the Offer. Any possible future purchases by the Corporation will depend on many factors, including the market price of the Shares, the Corporation’s business and financial position, the results of the Offer and general economic and market conditions. The Shares purchased in the Offer will be cancelled by the Corporation.

Shareholders should carefully consider the income tax consequences of accepting the Offer. See “Income Tax Considerations”.

Liquidity of Market

As at April 30, 2008, the Corporation had 40,296,578 issued and outstanding Variable Voting Shares and 15,837,852 issued and outstanding Voting Shares, of which 26,288,346 Variable Voting Shares and 15,775,691 Voting Shares, for an aggregate of 42,064,037 Shares, comprise the “public float”, which excludes Shares beneficially owned, or over which control or direction is exercised by “related parties” of the Corporation, as defined under applicable Canadian securities laws. For the purpose of the Offer, “related parties” are the directors and officers of the Corporation, as well as the directors and officers of affiliated entities of the Corporation and holders of Variable Voting Shares or Voting Shares that hold Shares carrying more than 10% of the voting rights attached to all outstanding Shares of such class. On the basis of the minimum Purchase Price under the Offer, the maximum number of Shares that the Corporation is offering to purchase pursuant to the Offer represents approximately 42.42% of the Shares issued and outstanding as at April 30, 2008, or approximately 29.11% of the Shares issued and outstanding on that date on a fully diluted basis (assuming the exchange, conversion or exercise, as applicable, of all issued and outstanding Preferred Shares, Notes and ACE stock options as of April 30, 2008, there would be an aggregate of 81,779,098 Shares outstanding as of such date). If the Corporation purchases 23,809,523 Shares pursuant to the Offer (such number being the maximum number of Shares that may be purchased pursuant to the Offer from the “public float” and none of the “related parties” deposit their Shares pursuant to the Offer), the “public float” would be comprised of 18,254,514 Shares (assuming no exercise of options or conversion of Preferred Shares or Notes).

The Corporation is relying on the “liquid market exemption” specified in Multilateral Instrument 61-101 and anticipated discretionary exemptive relief orders in certain other provinces in Canada from the requirement to obtain a formal valuation in connection with the Offer.

In connection with the launch of the Offer, the Corporation has determined that there was a liquid market during the 12-month period preceding the date of the announcement of the Offer in each of the Variable Voting Shares and the Voting Shares (as applicable at the relevant times during such period) under the criteria of Multilateral Instrument 61-101 because:

(a)	there is a published market for each of the Variable Voting Shares and the Voting Shares, namely the TSX;

(b)	during the 12-month period before May 9, 2008, the date the Offer was publicly announced:

(i)	the number of the issued and outstanding Variable Voting Shares and the number of issued and outstanding Voting Shares was at all times at least 5,000,000, excluding the Variable Voting Shares or the Voting Shares, as the case may be, beneficially owned, directly or indirectly, or over which control or direction was exercised, by related parties and the Variable Voting Shares or the Voting Shares, as the case may be, that were not freely tradeable;

(ii)	the aggregate trading volume of each of the Variable Voting Shares and of the Voting Shares was at least 1,000,000 shares on the TSX;

(iii)	there were at least 1,000 trades in each of the Variable Voting Shares and in the Voting Shares on the TSX; and

(iv)	the aggregate trading value for each of the Variable Voting Shares and the Voting Shares based on the price of the trades referred to in clause (iii) was at least Cdn$15,000,000 in each case; and

(c)	the market value of the Variable Voting Shares and the market value of the Voting Shares on the TSX, as determined in accordance with Multilateral Instrument 61-101, was at least Cdn$75,000,000 for April 2008, being the calendar month preceding the calendar month in which the Offer was announced.

The Board of Directors considered the anticipated effect of the Offer on the liquidity of the market for holders of the Variable Voting Shares and the Voting Shares who do not deposit Shares under the Offer and, in doing so, considered the following factors:

(a)	the extent by which the aggregate trading volume, number of trades and aggregate trading value of the Variable Voting Shares and the Voting Shares during the 12-month period preceding the date of the announcement of the Offer, the size of the public float of the Variable Voting Shares and the Voting Shares, and the market value of the Variable Voting Shares and the Voting Shares, exceed the minimum “liquid market” requirements specified in Multilateral Instrument 61-101;

(b)	the number of Shares to be acquired under the Offer in relation to the public float, the aggregate trading volume and aggregate trading value of the Variable Voting Shares and the Voting Shares on the TSX, the number of trades on the TSX, and the market value of the Variable Voting Shares and the Voting Shares in the 12 months preceding the date of the announcement of the Offer; and

(c)	the effect that the purchase of Shares by ACE pursuant to the Offer would have on the aggregate shareholdings of all directors and officers of ACE.

The Board of Directors determined that it is reasonable to conclude that, based upon and subject to the foregoing, including the automatic conversion provisions attached to the Variable Voting Shares and the Voting Shares, following the completion of the Offer, there will be a market for holders of the Variable Voting Shares and the Voting Shares who do not deposit Shares under the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

Accordingly, the Corporation is exempted from the valuation requirements of the securities regulatory authorities in Canada applicable to issuer bids generally in connection with the Offer or, it is anticipated, such valuation requirements shall have been waived by such regulatory authorities prior to the Expiration Date. Despite the fact that the Board of Directors is of the view that both as of the date hereof and following the taking up of Shares pursuant to this Offer, there is and will continue to be a liquid market for the Variable Voting Shares and for the Voting Shares and that there is no legal requirement to obtain a liquidity opinion, the Corporation has, on a voluntary basis, obtained such a liquidity opinion from RBC Dominion Securities Inc., a member company of RBC Capital Markets, (“RBC”). RBC has provided an opinion to the Board of Directors to the effect that, based on and subject to the assumptions and limitations stated in its liquidity opinion including the automatic conversion provisions attached to the Variable Voting Shares and the Voting Shares, there is a liquid market for the Variable Voting Shares and the Voting Shares for (i) holders of the Variable Voting Shares and the Voting Shares at the time of the making of the Offer and that (ii) it is reasonable for the Board of Directors to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of Variable Voting Shares and Voting Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. A copy of the liquidity opinion of RBC is attached hereto as Schedule A. RBC is not independent of the Corporation in connection with the Offer for purposes of Multilateral Instrument 61-101. This summary of the opinion of RBC is qualified in its entirety by reference thereto.

Additional U.S. Securities Law Considerations

The Shares are registered under Section 12(g) of the Exchange Act. ACE believes that the purchase of the Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under Section 12(g) of the Exchange Act. The Shares are currently “margin securities” under the rules of the U.S. Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. ACE believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for the purposes of the U.S. Federal Reserve Board’s margin regulations.

Withdrawal Rights

The withdrawal rights of Shareholders are described in the Offer to Purchase under “Offer to Purchase —Withdrawal Rights”, and are incorporated into and form part of this Circular.

Financial Statements

The audited annual consolidated financial statements of ACE for the year ended December 31, 2007 have previously been mailed to Shareholders, and the unaudited interim consolidated financial statements of ACE for the three-month period ending March 31, 2008 will be mailed to Shareholders by May 15, 2008, and both are available on the SEDAR web site at www.sedar.com, and on the SEC’s web site filed under Form 40-F or Form 6-K at www.sec.gov. Shareholders may obtain copies, without charge, upon request to the Corporate Secretary of ACE, at 5100 de Maisonneuve Boulevard West, Montreal, Québec, H4A 3T2.

Price Range of Shares

Trading of Shares on Principal Markets

The Variable Voting Shares and Voting Shares are listed on the TSX under the respective symbol “ACE.A” and “ACE.B”. The Preferred Shares are not listed for trading on an exchange.

The following tables set forth the high and low closing prices per Variable Voting Share and per Voting Share and the volumes of the Variable Voting Shares and the Voting Shares traded on the TSX as compiled from published financial sources for each month from April 2006 to April 2008.

	Variable Voting Shares				Voting Shares
	High	Low			High	Low
	(Cdn$)	(Cdn$)	Volume		(Cdn$)	(Cdn$)	Volume

April 2008	21.56	17.85	10,287,921	April 2008	21.56	17.90	7,729,689
March 2008	23.94	19.82	7,709,261	March 2008	23.94	19.78	2,926,622
February 2008	24.64	21.75	10,380,466	February 2008	24.65	21.88	3,442,298
January 2008	29.00	20.90	29,476,216	January 2008	29.24	20.61	12,498,266
December 2007	28.82	27.36	17,598,063	December 2007	28.84	27.40	5,588,753
November 2007	30.23	26.65	10,824,850	November 2007	30.25	26.55	5,140,471
October 2007	29.89	26.39	14,393,580	October 2007	29.92	26.36	5,238,173
September 2007	26.74	23.90	13,470,526	September 2007	26.68	23.85	3,798,984
August 2007	25.65	23.15	15,129,455	August 2007	25.65	23.12	4,238,021
July 2007	28.14	25.40	7,478,143	July 2007	28.14	25.43	4,118,373
June 2007	27.19	25.75	15,971,175	June 2007	27.14	25.80	12,832,800
May 2007	30.24	25.30	25,668,942	May 2007	30.19	25.50	4,723,800
April 2007	32.08	29.35	10,315,476	April 2007	32.05	29.31	4,455,385
March 2007	36.60	30.12	9,614,370	March 2007	36.63	30.12	6,258,320
February 2007	38.08	33.90	12,288,170	February 2007	38.00	33.95	5,311,247
January 2007	38.99	30.80	16,018,624	January 2007	39.00	31.00	4,511,428
December 2006	38.45	34.11	14,967,429	December 2006	38.38	34.15	3,421,736
November 2006	39.60	34.01	24,861,477	November 2006	40.01	33.1	8,952,152
October 2006	39.54	34.26	15,901,734	October 2006	39.53	34.25	6,490,153
September 2006	35.20	29.90	12,116,719	September 2006	35.25	29.85	3,723,170
August 2006	31.39	25.85	12,091,976	August 2006	31.37	25.98	4,043,524
July 2006	32.10	27.85	6,029,791	July 2006	32.03	27.90	3,764,001
June 2006	33.50	30.75	9,966,536	June 2006	33.39	30.75	3,979,942
May 2006	35.10	30.75	16,384,106	May 2006	35.00	30.70	4,548,408
April 2006	34.49	30.50	14,010,868	April 2006	34.43	30.46	3,364,739

On May 8, 2008, the last full trading day prior to the date of the announcement by ACE of the approval by its Board of Directors of the Offer, the closing prices per Variable Voting Share and per Voting Share on the TSX were Cdn$20.05 and Cdn$20.01, respectively.

Shareholders are urged to obtain current market quotations for the Shares.

Dividend Policy

Since its incorporation, the Corporation has never declared or paid any dividends. For the time being, the Corporation does not expect to declare any dividends on the Shares.

Previous Purchases And Sales

On December 3, 2007, ACE announced a substantial issuer bid to purchase for cancellation up to Cdn$1.5 billion of its Variable Voting Shares and Voting Shares for an aggregate of up to 54,151,624 shares. On January 10, 2008, ACE announced the final results of its offer to purchase and confirmed that it had taken up and accepted for purchase and cancellation a total of 40,023,427 Variable Voting Shares and 9,894,166 Voting Shares at Cdn$30.00 per share for an aggregate purchase price of approximately Cdn$1.498 billion.

No other securities of the Corporation have been purchased or sold by the Corporation during the 12-month period preceding the date of the Offer.

The only securities distributed by the Corporation during the 12-month period preceding the date of the Offer are the securities set out below in this Circular under “Previous Distributions”.

Previous Distributions

See “ACE Aviation Holdings Inc. — Corporate Structure and Share Capital” for a description of the offering and issuance of rights to purchase Shares, and the issuance of the Shares under such rights on September 30, 2004, in connection with the ACE Plan.

On April 6, 2005, ACE completed a public offering of an aggregate of 11,350,000 Voting Shares and Variable Voting Shares at a price of Cdn$37 per share for gross proceeds of approximately Cdn$420 million. On April 6, 2005, ACE also completed a public offering of approximately Cdn$300 million of Notes. ACE used approximately Cdn$553 million of the aggregate net cash proceeds of the offerings to repay all of its outstanding debt under the exit credit facility with GECC. On April 13, 2005, following the exercise of the over-allotment option by the underwriters, ACE issued an additional 1,135,000 Variable Voting Shares at a price of Cdn$37 per share and Cdn$30 million of Notes for additional aggregate gross proceeds of approximately Cdn$72 million. ACE used the additional proceeds for general corporate purposes.

On March 3, 2006, ACE completed a special distribution (by way of reduction of the stated capital of the Variable Voting Shares, Voting Shares and Preferred Shares) to its shareholders of record as at such date of 0.18 units of Aeroplan Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE. For the purposes of the distribution, ACE converted 20,204,165 units of Aeroplan Limited Partnership into 20,204,165 units of Aeroplan Income Fund which were distributed to ACE’s shareholders on the record date. Based on the closing price of the units of Aeroplan Income Fund on March 3, 2006, the value of the units distributed to ACE’s shareholders amounted to Cdn$251 million.

On October 5, 2006, the shareholders of ACE approved a statutory plan of arrangement pursuant to the CBCA. On October 6, 2006, the Quebec Superior Court issued a final order approving the statutory plan of arrangement, which became effective October 10, 2006. The arrangement grants authority to the board of directors of ACE to make from time to time one or more special distributions to ACE shareholders in an aggregate amount of up to Cdn$2 billion by way of reduction of the stated capital of the Variable Voting Shares, Voting Shares and Preferred Shares.

Pursuant to the statutory arrangement, on January 10, 2007, ACE distributed to its shareholders 50,000,000 units of Aeroplan Income Fund representing 0.442 units of Aeroplan Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as-converted basis) of ACE. For the purpose of the initial special distribution under the statutory plan of arrangement, ACE exchanged 50 million units of Aeroplan Limited Partnership into 50 million units of Aeroplan Income Fund which were distributed to ACE’s shareholders on January 10, 2007. Based on a closing price of Cdn$17.97 per unit of Aeroplan Income Fund on the TSX on January 10, 2007, the distribution was valued at approximately Cdn$899 million or Cdn$7.95 per ACE share.

On January 10, 2007, ACE also exchanged 60 million units of Aeroplan Limited Partnership for 60 million units of Aeroplan Income Fund. The exchange was made for internal reorganization purposes.

On March 2, 2007, ACE announced the terms of a second special distribution to its shareholders under the statutory arrangement approved by ACE’s shareholders at the special meeting held on October 5, 2006. ACE distributed to its shareholders on March 14, 2007, 20,272,917 units of Aeroplan Income Fund representing 0.177 units per Variable Voting Share, Voting Share and Preferred Share (on an as-converted basis) and 25,000,000 units of Jazz Air Income Fund representing 0.219 units per Variable Voting Share, Voting Share and Preferred Share of ACE (on an as-converted basis). Based on closing prices of Cdn$19.40 per unit of Aeroplan Income Fund and of Cdn$8.60 per unit of Jazz Air Income Fund on the TSX on March 14, 2007, the distribution was valued at approximately Cdn$608 million or approximately Cdn$5.33 per ACE share.

On March 14, 2007, ACE also exchanged its remaining 40,545,835 units of Aeroplan Limited Partnership into 40,545,835 units of Aeroplan Income Fund.

On March 30, 2007, ACE exchanged its remaining 47,226,920 units of Jazz Air LP into 47,226,920 units of Jazz Air Income Fund. The exchange was made for internal reorganization purposes.

On May 11, 2007, ACE announced the terms of a third special distribution to its shareholders under the statutory arrangement approved by ACE’s shareholders at the special meeting held on October 5, 2006. ACE distributed to its shareholders on May 24, 2007 approximately 18,000,000 units of Aeroplan Income Fund representing 0.157 units per Variable Voting Share, Voting Share and Preferred Share (on an as-converted basis) and 12,000,000 units of Jazz Air

Income Fund representing 0.105 units per Variable Voting Share, Voting Share and Preferred Share of ACE (on an as-converted basis). Based on closing prices of Cdn$21.50 per unit of Aeroplan Income Fund and of Cdn$8.26 per unit of Jazz Air Income Fund on the TSX on May 11, 2007, the distribution was valued at approximately Cdn$486 million or approximately Cdn$4.26 per ACE share.

Furthermore, during the five years preceding the Offer, Shares have been distributed (a) upon the exercise of conversion rights by the holders of Notes and (b) upon the exercise of stock options.

(a)	Securities Issued Upon the Exercise of Conversion Rights by Holders of Notes

The table below indicates the number of Shares issued by the Corporation during the five years preceding the date of the announcement of the Offer upon the exercise of conversion rights by the holders of Notes:

	Number of Shares Issued
Year of Distribution	(#)		Class of Securities Converted

2008 (up to May 8, 2008)	—	(2)	Notes
2007	44	(3)	Notes
2006	—		—
2005	—		—
2004(1)	—		—

(1)	ACE was incorporated on June 29, 2004 and became the parent holding company of the reorganized Air Canada and its subsidiaries upon the implementation of the Plan in September 2004. See “ACE Aviation Holdings Inc. — Corporate Structure and Share Capital”.

(2)	An aggregate of $284,000 principal amount of Notes were tendered for conversion between January 1, 2008 and May 8, 2008, for which ACE exercised its right, pursuant to the terms of the indenture governing the Notes, to pay cash (in the aggregate amount of Cdn$263,066) in lieu of delivering Shares.

(3)	A total of 44 shares were issued upon the conversion of $2,000 principal amount of Notes on January 9 and January 10, 2007. An aggregate of $6,918,000 principal amount of Notes were tendered for conversion in 2007, for which ACE exercised its right, pursuant to the terms of the indenture governing the Notes, to pay cash (in the aggregate amount of Cdn$7,109,485) in lieu in delivering Shares.

(b)	Securities Issued Upon the Exercise of Stock Options

The table below indicates the number of Shares that were issued by the Corporation during the five years preceding the date of the announcement of the Offer upon the exercise of stock options:

	Number of	Average Exercise Price	Aggregate Proceeds
	Shares Issued	Per Share	Received by Corporation
Year of Distribution	(#)	(Cdn$)	(Cdn$)

2008 (up to May 8, 2008)	114,101	11.24	1,282,411
2007	3,667,111	15.12	55,449,600
2006	449,109	19.10	8,577,500
2005	521,976	20.00	10,439,520
2004(1)	—	—	—

(1)	ACE was incorporated on June 29, 2004 and became the parent holding company of the reorganized Air Canada and its subsidiaries upon the implementation of the Plan in September 2004. See “ACE Aviation Holdings Inc. — Corporate Structure and Share Capital”.

Ownership Of ACE’s Securities; Arrangements Concerning Shares

Ownership of the Securities of the Corporation

The following table indicates, as at April 30, 2008, the number of outstanding securities of the Corporation beneficially owned, or over which control or direction was exercised, by each director and officer of the Corporation and, to the knowledge of the Corporation after reasonable enquiry, by each director and officer of its subsidiaries and each associate of a director or officer of the Corporation or its subsidiaries.

					Average
		Number of		Number of	Exercise
		Variable Voting	% of Outstanding	Options to	Price per	% of
	Relationship with	Shares and	Variable Voting	Acquire	Share	Outstanding
Name	the Corporation	Voting Shares	Shares and Voting Shares	Shares	(Cdn$)	Options

ATTALI, Bernard	Director, ACE and Air Canada	5,000 Variable Voting Shares	0.008907	—	—	—
BROWN, Robert E.	Director, ACE	—	—	—	—	—
COTE, Greg	Senior Vice President, Corporate Finance and Strategy, ACE	6,000 Voting Shares	0.010689	257,008	$20.81	16.38
DUNNE, Brian	Executive Vice President and Chief Financial Officer, ACE and Director, Air Canada	—	—	413,449	$20.84	26.36
GREEN, Michael M.	Director, ACE	—	—	—	—	—
HADROVIC, Carolyn	Corporate Secretary, ACE and Air Canada	35 Voting Shares	0.000062	—	—	—
INGERSOLL, W. Brett	Director, ACE	—	—	—	—	—
ISAACS, Sydney John	Senior Vice-President, Corporate Development and Chief Legal Officer, ACE	—	—	67,840	$21.13	4.32
JOHNSON, Pierre Marc	Director, ACE and Air Canada	5,000 Voting Shares	0.008907	—	—	—
LONG, Robert G.	Director, Air Canada	—	—	—	—	—
McCOY, Richard H.(1)	Director, ACE	4,000 Voting Shares	0.007126	—	—	—
McLEAN, Jack	Controller, ACE	—	—	—	—	—
McLENNAN, John T.	Director, ACE	—	—	—	—	—
MILTON, Robert A.	Director and Chairman, President and Chief Executive Officer, ACE	24,336 Voting Shares	0.043353	484,969	$17.32	30.92
RICHARDSON, David I.	Director, ACE and Director and Chairman, Air Canada	5,000 Voting Shares	0.008907	—	—	—
YONTEF, Marvin(2)	Director, ACE and Air Canada	3,900 Voting Shares	0.006948	—	—	—
BARIL, Chantal	President and Chief Executive Officer, ACGHS Limited Partnership	—	—	—	—	—
BUTTERFIELD, Alan	Vice President, Maintenance and Engineering, Air Canada	—	—	—	—	—
BREWER, Montie	Director and President and Chief Executive Officer, Air Canada	8,265 Voting Shares	0.014724	169,126	$19.10	10.78
CIARCIELLO, Luciano	Director Finance and Controller, ACGHS Limited Partnership	—	—	1,042	$19.23	0.06

					Average
		Number of		Number of	Exercise
		Variable Voting	% of Outstanding	Options to	Price per	% of
	Relationship with	Shares and	Variable Voting	Acquire	Share	Outstanding
Name	the Corporation	Voting Shares	Shares and Voting Shares	Shares	(Cdn$)	Options

COULOMBE, Hugo	Vice President Finance, Touram Limited Partnership	—	—	—	—	—
DEE, Duncan	Executive Vice President Customer Experience and Chief Administrative Officer, Air Canada	152 Voting Shares	0.000271	—	—	—
DUFRESNE, Yves	Vice President International and Regulatory Affairs, Air Canada	137 Voting Shares	0.000244	9,044	$11.05	0.57
FOURNEL, Lise	Senior Vice President, E-Commerce and Chief Information Officer, Air Canada	396 Voting Shares	0.000705	—	—	—
GEDEON, Zeina	President and Chief Executive Officer, Touram Limited Partnership	—	—	9,046	$11.05	0.57
GUILLEMETTE, Lucie	Vice President, Revenue Management, Air Canada	—	—	—	—	—
HOULE, Pierre	Treasurer, Air Canada	—	—	3,000	$11.05	0.19
HOWLETT, Kevin	Senior Vice President Employee Relations, Air Canada	—	—	—	—	—
ISFORD, Chris	Controller, Air Canada	—	—	—	—	—
LAVIOLETTE, Julie	Vice President, Procurement, Air Canada	—	—	—	—	—
LE BEAU, Louise	Vice President, Planning and Payroll, Touram Limited Partnership	104 Voting Shares	0.000185	—	—	—
LEBLANC, Priscille	Vice President Corporate Communications, Air Canada	685 Voting Shares	0.001220	—	—	—
LEGGE, David	Vice President Flight Operations, Air Canada	3,733 Voting Shares	0.006650	—	—	—
LEONARD, Steven	Chief Financial Officer, ACGHS Limited Partnership	—	—	2,109	$19.23	0.13
McKEE, Charles D. Jr.	Vice President, Marketing, Air Canada	—	—	—	—	—
MOREY, Scott	Vice President, Labour Relations, Air Canada	—	—	—	—	—
MORIN, Claude	President and Chief Executive Officer, AC Cargo Limited Partnership	—	—	10,000	$11.05	0.63
PORTER, Arthur T.	Director, Air Canada	—	—	—	—	—
REDSTON, James	Chief Financial Officer, AC Cargo Limited Partnership	—	—	3,058	$11.05	0.19

Average
		Number of		Number of	Exercise
		Variable Voting	% of Outstanding	Options to	Price per	% of
	Relationship with	Shares and	Variable Voting	Acquire	Share	Outstanding
Name	the Corporation	Voting Shares	Shares and Voting Shares	Shares	(Cdn$)	Options

REID, Robert	Executive Vice President and Chief Operating Officer, Air Canada	257 Voting Shares	0.000458	—	—	—
ROSENBERG, Marc	Vice President Sales and Product Distribution, Air Canada	—	—	—	—	—
ROUSSEAU, Michael	Executive Vice President and Chief Financial Officer, Air Canada	—	—	—	—	—
SABELLA, Lucy	Vice President Operations, Touram Limited Partnership	—	—	—	—	—
SHAPIRO, David	Vice President and General Counsel, Air Canada	—	—	—	—	—
SHURZ, Daniel	Vice President, Network Planning, Air Canada	—	—	—	—	—
SMITH, Benjamin	Executive Vice President and Chief Commercial, Officer, Air Canada	161 Voting Shares	0.000287	—	—	—
SØRENSEN, Vagn	Director, Air Canada	2,400 Variable Voting Shares	0.004275	—	—	—
WELSCHEID, Susan	Vice President Customer Service — In-Flight, Call Centers and Customer Relations, Air Canada	—	—	—	—	—

(1)	Mr. McCoy also holds 2,666 ACE deferred share units as at April 30, 2008.

(2)	Mr. Yontef also holds 3,051 ACE deferred share units as at April 30, 2008.

Based on publicly available information and to the knowledge of the directors and officers of the Corporation, as at April 30, 2008, no person or company beneficially owns or exercises control or direction over in excess of 10% of the Voting Shares.

Based on publicly available information and to the knowledge of the directors and officers of the Corporation, as at April 30, 2008, the only persons who beneficially own or exercises control or direction over more than 10% of the Variable Voting Shares are (i) Franklin Templeton Investments Corp., on behalf of its affiliate, Franklin Mutual Advisers, LLC, which holds 7,400,366 Variable Voting Shares, which would represent approximately 17.33% of all issued and outstanding Variable Voting Shares as at February 29, 2008, based on their alternative monthly early warning report dated as of March 18, 2008, and (ii) Merrill Lynch Canada Inc. which holds 6,600,466 Variable Voting Shares, which would represent approximately 16.36% of all issued and outstanding Variable Voting Shares as at February 14, 2008, based on their early warning report dated as of February 14, 2008.

Based on publicly available information and to the knowledge of the directors and officers of the Corporation, as at April 30, 2008, the only persons who beneficially own or exercise control or direction over more than 10% of the Preferred Shares are:

(i)	Promontoria Holding III B.V. which owns 6,550,000 Preferred Shares, which would represent approximately 52.4% of all issued and outstanding Preferred Shares as at April 30, 2008; Promontoria Holding III B.V. also beneficially owns 48,763 Variable Voting Shares;

(ii)	Morgan Stanley Canada Limited which owns 3,200,000 Preferred Shares, which would represent approximately 25.6% of all issued and outstanding Preferred Shares as at April 30, 2008; Morgan Stanley also beneficially owns 1,764,432 Variable Voting Shares; and

(iii)	Deutsche Bank AG, acting through its London branch for GLG Market Neutral Fund, which owns 2,000,000 Preferred Shares, which would represent approximately 16% of all issued and outstanding Preferred Shares as at April 30, 2008.

Arrangements Concerning Shares

Stock Option Plan.  Certain of the Corporation’s employees participate in the Stock Option Plan of ACE. Plan participation is limited to employees holding positions that, in the view of ACE’s Board of Directors (or the Human Resources Committee), have a significant impact on ACE’s long term results. The stock option plan provides that the options will have an exercise price of not less than 100% of the market price of the underlying Shares at the time of grant. Fifty percent of all options vest over four years. The remaining options vest upon performance conditions that are based on net income targets established by the ACE Board over the same time period. All options expire after seven years. The terms of ACE’s stock option plan specify that upon the retirement of the employee, options granted to that employee may be exercised as the options vest within three years of such retirement. The Board resolved to accelerate the exercisability of the remaining unvested ACE stock options, effective on November 12, 2007.

Deferred Share Unit Plan for Non-Employee Directors.  As of January 1, 2007, non-executive directors of ACE receive a retainer of $120,000 per year, payable in cash or in deferred share units (“DSUs”) in accordance with the share ownership guidelines, as described below. DSUs are notional units whose value is always equal to the value of the shares of ACE. The Board has adopted share ownership guidelines according to which directors are required to own a minimum of securities of ACE or of ACE’s subsidiaries representing $120,000 in value, through shares and/or DSUs. Such ownership must be achieved by January 1, 2012. Directors who have not achieved the share ownership guidelines will receive 50% of their annual retainer fee in cash and the remainder in DSUs until the share ownership guidelines have been met. Directors who have achieved the share ownership guidelines may elect to receive their annual retainer fee in cash or in DSUs. Upon termination of Board service, a director shall receive a lump sum payment in cash equal to the number of DSUs recorded in his or her account by the market value of the Shares. Alternatively, the director may elect to receive a number of Shares purchased in the open market equal to the number of DSUs recorded in the director’s account.

Contracts, Arrangements Or Undertakings With Shareholders

There are no contracts, arrangements or undertakings, formal or informal, between ACE and any Shareholder or director or officer of ACE in relation to the Offer or any person or company with respect to any securities of ACE in relation to the Offer.

Acceptance Of Offer

To the knowledge of the Corporation, after reasonable inquiry, the directors and officers of ACE referred to in this Circular under “Ownership Of ACE’s Securities; Arrangements Concerning Shares” may tender their Shares under and accept the Offer. See “Ownership Of ACE’s Securities; Arrangements Concerning Shares” for information relating to the number of Shares held by each of the directors and officers of ACE. To the knowledge of the Corporation, after reasonable inquiry, no other person referred to in this Circular under “Ownership Of ACE’s Securities; Arrangements Concerning Shares” will be tendering Shares under or will accept the Offer.

Sales During the Offer

The directors and officers of ACE who beneficially own, directly or indirectly, or exercise control or direction over, Shares and options to acquire Shares have indicated that, subject to applicable securities laws, they may sell Shares, including Shares issued as a result of the exercise of outstanding options held, on the open market during the period prior to the Expiration Date.

Commitments To Acquire Shares

ACE has no commitments to purchase Shares, other than pursuant to the Offer. To the knowledge of the Corporation, after reasonable inquiry, no person or company referred to in this Circular under “Ownership Of ACE’s Securities; Arrangements Concerning Shares” has any commitment to acquire Shares.

Benefits From The Offer

No person or company referred to in this Circular under “Ownership Of ACE’s Securities; Arrangements Concerning Shares” will receive any direct or indirect benefit from accepting or refusing to accept the Offer, other than the consideration available to any Shareholder who does or does not participate in the Offer.

Prior Securities Transactions

Based on the Corporation’s records and on information provided to the Corporation by its directors, officers and subsidiaries, except as set forth below or described elsewhere in this Circular, none of the Corporation or any of its directors, officers or subsidiaries, or, to the best of its knowledge, any of its subsidiaries’ directors and officers or associates of a director or officer of the Corporation or its subsidiaries, has effected any transactions involving its Shares during the 60 days prior to May 9, 2008.

		Number of
		Variable Voting Shares
Name	Date	and Voting Shares	Transaction

Milton, Robert A.	March 10, 2008	39,200	Exercise of options at an exercise price of $11.05 per option and sale of underlying Shares at $22.02 per Share.
Milton, Robert A.	March 11, 2008	34,100	Exercise of options at an exercise price of $11.05 per option and sale of underlying Shares at $22.09 per Share.
Milton, Robert A.	March 12, 2008	10,500	Exercise of options at an exercise price of $11.05 per option and sale of underlying Shares at $22.02 per Share.
Legge, David	March 13, 2008	1,810	Exercise of options at an exercise price of $11.05 per option and sale of underlying Shares at $21.49 per Share.
Legge, David	March 13, 2008	1,810	Exercise of options at an exercise price of $11.05 per option and sale of underlying Shares at $21.48 per Share.

Material Changes In The Affairs Of The Corporation

Except as described or referred to in the Offer, the directors and officers of the Corporation are not aware of information which indicates that any material change has occurred in the affairs of ACE since March 31, 2008, the date of the most recent interim consolidated financial statements of the Corporation, other than such material changes which have been publicly disclosed which would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

ACE’s value maximization strategy in respect of its investment in trust units of Aeroplan Income Fund and Jazz Air Income Fund includes considering further sales or distributions of such units. ACE has not currently established a definitive timeline with respect to any further dispositions or distributions of, or any other transactions involving, its remaining approximately 9.9% and 9.5% ownership interest in Aeroplan Income Fund and Jazz Air Income Fund, respectively. In addition, to maximize value to ACE Shareholders, management and the Board of Directors of ACE are exploring all options for ACE’s remaining 75% interest in Air Canada. Except as described or referred to herein, ACE has no current plans to make any material change in its business, corporate structure, management or personnel.

Going Private Transaction or Business Combination

The Offer does not constitute, and is not intended to be followed by, a going private transaction or business combination.

Prior Valuations

Pursuant to the provisions of Multilateral Instrument 61-101, an issuer making an offer for its securities must, with certain limited exceptions, disclose every prior valuation or appraisal of its securities or any material asset made in the 24 months before the date of such offer whether or not prepared by an independent valuator which would reasonably be expected to affect the decision of a securityholder to retain or dispose of the securities affected by the offer. To the knowledge of the directors and officers of ACE, no “prior valuations” (as defined in Multilateral Instrument 61-101) regarding ACE or its material assets have been prepared within the 24 months preceding the date hereof.

Income Tax Considerations

Certain Canadian Federal Income Tax Considerations

The Corporation has been advised by Stikeman Elliott LLP that the following summary accurately describes, as at the date hereof, the principal Canadian federal income tax considerations generally applicable to a Shareholder who sells his Shares pursuant to the Offer and who, for purposes of the Income Tax Act (Canada) (the “Tax Act”), at all relevant times, (i) is not exempt from tax under the Tax Act, (ii) holds his Shares as capital property, and (iii) deals at arm’s length and is not “affiliated” (as defined in the Tax Act) with the Corporation. Generally, the Shares will be considered to be capital property to a Shareholder provided that the Shareholder does not use or hold, and is not deemed to use or hold, the Shares in the course of carrying on a business and has not acquired the Shares in one or more transactions considered to be an adventure in the nature of trade. Certain Shareholders, including financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing, are generally precluded from treating the Shares as capital property. As more fully described below, Shareholders who are residents of Canada may be able to elect to have the Shares be treated as capital property.

This summary is not applicable to a Shareholder an interest in which is a “tax shelter investment”, as defined in the Tax Act, a Shareholder that is, for purposes of certain rules (referred to as the “mark-to-market” rules) applicable to securities held by financial institutions, a “financial institution”, as defined in the Tax Act, or to a Shareholder to whom the “functional currency” reporting rules under the Tax Act apply. Such Shareholders should consult their own tax advisors.

Depending upon all of the circumstances, including the date of issue of a Share, the date of acquisition of a Share by a Shareholder that is a “specified financial institution” or a “restricted financial institution” for the purposes of the Tax Act and the extent of holdings of Shares by such a Shareholder and persons with whom the Shareholder does not deal at arm’s length, one effect of the Offer may be to cause a Share to be treated as a “term preferred share” for the purposes of the Tax Act in respect of the sale of the Share to the Corporation pursuant to the Offer. This summary is not applicable to a Shareholder that is a “specified financial institution” or “restricted financial institution” as defined in the Tax Act. Shareholders that are “specified financial institutions” or “restricted financial institutions” for the purposes of the Tax Act should consult their own tax advisors with respect to their particular circumstances.

This summary is based upon the provisions of the Tax Act, the regulations thereunder (the “Regulations”), and on counsel’s understanding of the published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”), all in effect as of the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that all Tax Proposals will be enacted in the form proposed. However, there can be no assurance that the Tax Proposals will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or in administrative policies and assessing practices, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Shareholders should consult their own tax advisors for advice with respect to the tax consequences to them of selling their Shares pursuant to the Offer, having regard to their own particular circumstances.

The deemed dividend tax treatment described below on the sale of Shares pursuant to the Offer differs from the capital gains treatment which would generally apply to a sale in the market. Accordingly, Shareholders who are not generally exempt from Canadian federal income tax may wish to consider selling their Shares in the market prior to the Expiration Date as an alternative to accepting the Offer in order to receive capital gains treatment on the sale of their Shares. The selling price from such market sales may be different from the Purchase Price. Shareholders should consult their own tax advisors to determine whether doing so would be advantageous for them in their particular circumstances.

Shareholders Resident in Canada

The following discussion applies to a Shareholder who, for the purposes of the Tax Act and any applicable income tax treaty or convention and at all relevant times, is resident or is deemed to be resident in Canada (a “Canadian Shareholder”). Certain Canadian Shareholders whose Shares might not otherwise qualify as capital property may, in certain circumstances, treat such Shares as capital property by making the irrevocable election provided by subsection 39(4) of the Tax Act.

Individual Canadian Shareholders

Canadian Shareholders who are individuals (including trusts) (“Individual Canadian Shareholders”) and who sell Shares to the Corporation pursuant to the Offer will be deemed to receive a taxable dividend equal to the excess of the amount paid by the Corporation for the Shares over their paid-up capital for income tax purposes. The Corporation has established that the paid-up capital of the Shares for income tax purposes is nominal. The deemed dividend will be subject to the normal gross-up and dividend tax credit rules applicable to taxable dividends received by individual shareholders from a taxable Canadian corporation and should be included in computing an Individual Canadian Shareholder’s income.

The Tax Act has recently been amended to enhance the dividend gross-up and tax credit mechanism applicable to certain “eligible dividends” paid after 2005 by corporations resident in Canada. Under the amendments, a dividend, including the deemed dividend payable by the Corporation under the Offer, will be eligible for the enhanced gross-up and dividend tax credit if the dividend recipient receives notice from the paying corporation designating the dividend as an “eligible dividend”. The full amount of the dividend deemed to be paid by the Corporation under the Offer will be designated as an eligible dividend by the Corporation.

Individual Canadian Shareholders who sell their Shares to the Corporation pursuant to the Offer will also be considered to have disposed of their Shares. The proceeds of disposition of their Shares will be equal to the amount paid by the Corporation less the amount deemed to be received by the Individual Canadian Shareholder as a taxable dividend. The Canadian Shareholder will realize a capital loss (gain) on the disposition of the Shares equal to the amount by which the Canadian Shareholder’s proceeds of disposition, net of any reasonable costs of disposition, are less than (or exceed) the adjusted cost base to the Canadian Shareholder of the Shares sold to the Corporation pursuant to the Offer. Under the Tax Act, one-half of any capital loss (gain) realized by a Canadian Shareholder represents an allowable capital loss (taxable capital gain). A taxable capital gain must be included in the Canadian Shareholder’s income. Subject to and in accordance with the provisions of the Tax Act, allowable capital losses must be deducted from taxable capital gains of the Canadian Shareholder in the year, and allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years.

An Individual Canadian Shareholder (other than a trust) who has realized a capital loss on the sale of Shares pursuant to the Offer may have all or a portion of that capital loss denied under the “superficial loss” rules of the Tax Act. This may be the case where the Individual Canadian Shareholder or a person affiliated with the Individual Canadian Shareholder has acquired additional Shares in a period beginning 30 days before the sale of Shares pursuant to the Offer and ending 30 days after the sale of Shares pursuant to the Offer. Trusts are also subject to loss denial rules that apply in circumstances similar to those described above. Individual Canadian Shareholders are urged to consult with their own tax advisors with respect to the “superficial loss” rules or the stop-loss rules applicable to trusts.

If the Canadian Shareholder is a trust a beneficiary of which is a corporation, the amount of any capital loss otherwise determined will be reduced by the amount of dividends or deemed dividends received on the Shares (including any dividends deemed to be received as a result of the sale of Shares to the Corporation pursuant to the Offer) to the extent and under the circumstances prescribed by the Tax Act. Similar rules will apply where a partnership or a trust is a beneficiary of a trust or a trust is a member of a partnership that disposes of Shares pursuant to the Offer.

Individual Canadian Shareholders (including most trusts) who realize a capital gain as a result of a sale of Shares under the Offer should consult their own tax advisors with respect to the “alternative minimum tax” rules set out in the Tax Act.

Corporate Canadian Shareholders

A Canadian Shareholder that is a corporation that sells Shares to the Corporation pursuant to the Offer (“Corporate Canadian Shareholder”) will (subject to the potential application of subsection 55(2) of the Tax Act) be deemed to receive a taxable dividend equal to the excess of the amount paid by the Corporation for the Shares over their paid-up capital for income tax purposes. The Corporation has established that the paid-up capital of the Shares for income tax purposes is nominal.

Any such dividend that is not required to be recognized as proceeds of disposition under subsection 55(2) of the Tax Act as described below will be included in computing the Corporate Canadian Shareholder’s income as a taxable dividend and will ordinarily be deductible in computing its taxable income. To the extent that such a deduction is available, private corporations (as defined in the Tax Act) and certain other corporations may be liable to pay refundable tax under Part IV of the Tax Act at a rate of 33 1/3% on the amount of the deemed dividend. Corporate Canadian Shareholders should consult their own tax advisors for specific advice with respect to the possible application of these provisions.

Under subsection 55(2) of the Tax Act, a Corporate Canadian Shareholder may be required to treat all or a portion of the deemed dividend as proceeds of disposition and not as a taxable dividend. Subsection 55(2) of the Tax Act does not apply to that portion of the taxable dividend subject to tax under Part IV of the Tax Act that is not refunded under the circumstances specified in subsection 55(2) of the Tax Act and does not apply if the dividend would not be deductible in computing taxable income. Further, subsection 55(2) of the Tax Act will not apply on a sale of Shares to the Corporation pursuant to the Offer unless the Corporate Canadian Shareholder would have realized a capital gain if it disposed of any Share at fair market value immediately before its sale to the Corporation and the sale to the Corporation resulted in a significant reduction in the portion of the capital gain that could reasonably be considered to be attributable to anything other than the Canadian Shareholder’s “safe income” in respect of the particular Share. Generally, the “safe income” in respect of a particular Share held by a Canadian Shareholder is the portion of the Corporation’s undistributed income for purposes of the Tax Act which is attributable to such Share and which is earned or realized after the later of 1971 and the time the Canadian Shareholder acquired the particular Share. Corporate Canadian Shareholders should consult their tax advisors for specific advice with respect to the potential application of subsection 55(2) of the Tax Act.

The difference between the amount paid by the Corporation and the amount deemed to be received by the Canadian Shareholder as a taxable dividend, after application of subsection 55(2) of the Tax Act, will be treated as proceeds of disposition of the Shares for purposes of computing any capital gain or capital loss arising on the sale of the Shares. The Corporate Canadian Shareholder will realize a capital loss (gain) on the disposition of the Shares equal to the amount by which the Corporate Canadian Shareholder’s proceeds of disposition, net of any reasonable costs of disposition, are less than (or exceed) the adjusted cost base to the Corporate Canadian Shareholder of the Shares sold to the Corporation pursuant to the Offer. Under the Tax Act, one-half of any capital loss (gain) realized by a Canadian Shareholder represents an allowable capital loss (taxable capital gain). A taxable capital gain must be included in computing the Canadian Shareholder’s income. Subject to and in accordance with the provisions of the Tax Act, allowable capital losses must be deducted from taxable capital gains of the Canadian Shareholder in the year and allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years.

The amount otherwise determined of any such capital loss realized by a Corporate Canadian Shareholder will be reduced by the amount of dividends or deemed dividends received on the Shares (including any dividends deemed to be received as a result of the sale of Shares to the Corporation pursuant to the Offer) to the extent and under the circumstances prescribed by the Tax Act. Similar rules apply where a corporation is a member of a partnership or a beneficiary of a trust that disposes of Shares pursuant to the Offer, and where a corporation is a beneficiary of a trust and such trust is a member of a partnership that disposes of Shares pursuant to the Offer.

A Corporate Canadian Shareholder that has realized a capital loss on the sale of Shares pursuant to the Offer may have all or a portion of that loss denied under the Tax Act. This may be the case where the Corporate Canadian Shareholder or a person affiliated with the Canadian Shareholder has acquired additional Shares in a period beginning 30 days before the sale of Shares pursuant to the Offer and ending 30 days after the sale of Shares pursuant to the Offer. Corporate Canadian Shareholders are urged to consult their own tax advisors with respect to these stop-loss rules.

A Shareholder that is a Canadian-controlled private corporation throughout the year (as defined in the Tax Act) may be liable to pay additional refundable tax of 6 2/3% on its “aggregate investment income” for the year, which is defined to include an amount in respect of taxable capital gains (but not to include dividends or deemed dividends, that are deductible in computing taxable income).

Shareholders Not Resident in Canada

The following discussion applies to a Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable tax treaty or convention, (i) is neither resident nor deemed to be resident in Canada, (ii) does not and is not deemed to use or hold his Shares in carrying on business in Canada, (iii) has not, either alone or in combination with persons with whom the Shareholder does not deal at arm’s length, owned 25% or more of the issued shares of any class or series of the capital stock of the Corporation at any time within five years preceding the sale of the Shares pursuant to the Offer (in each case a “Non-Canadian Shareholder”).

If the Shares of a Non-Canadian Shareholder are purchased by the Corporation pursuant to the Offer, a taxable dividend will be deemed to arise as discussed under “Individual Canadian Shareholders”. Such dividend will be subject to Canadian withholding tax at a rate of 25%, or such lower rate as may be provided under the terms of an applicable Canadian income tax treaty or convention. For example, under the Canada-United States Income Tax Convention (1980) (the “Treaty”), a deemed dividend received by a Shareholder that is a U.S. resident for purposes of the Treaty and the beneficial owner of such dividend will be subject to Canadian withholding tax at a reduced rate of either 5% or 15%, depending on the circumstances of the Shareholder. The current published policy of the CRA is that certain entities (including most limited liability companies) that are treated as being fiscally transparent for United States federal income tax purposes will not qualify as residents of the United States under the provisions of the Treaty. The Fifth Protocol (the “Protocol”) to the Treaty was signed on September 21, 2007 by the Minister of Finance (Canada) and the U.S. Treasury Secretary. The Protocol generally provides that U.S. resident members of U.S. limited liability companies and certain other fiscally transparent entities are entitled to the benefits of the Treaty on payments considered to be derived by such members through these entities. The Protocol will generally enter into force upon being ratified and enacted into law by both Canada and the United States and instruments of ratification are exchanged but, in respect of taxes withheld at source, the Protocol will have effect for amounts paid or credited on or after the first day of the second month that begins after the date on which the Protocol enters into force. The Protocol includes a Limitation on Benefits provision which may limit a U.S. resident’s benefits under the Treaty. No assurance may be given that the Protocol will be ratified and will enter into force. Non-Canadian Shareholders should consult their own tax advisors to determine their entitlement to relief under the Treaty based on their particular circumstances.

A Non-Canadian Shareholder will not be subject to tax under the Tax Act in respect of any capital gains on the disposition of Shares pursuant to the Offer.

In view of the deemed dividend tax treatment described above on the sale of Shares pursuant to the Offer and the resulting Canadian withholding tax, Non-Canadian Shareholders may wish to consider selling their Shares in the market prior to the Expiration Date as an alternative to selling their Shares to the Corporation under the Offer. The selling price from such market sales may be different from the Purchase Price. Non-Canadian Shareholders should consult their own tax advisors to determine whether doing so would be advantageous for them in their particular circumstances.

Under the Treaty, a dividend paid or deemed to be paid to certain religious, scientific, charitable and similar tax-exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States, other than a dividend that constitutes income from carrying on a trade or business, is exempt from Canadian non-resident withholding tax. Provided that certain administrative procedures are observed regarding registration of such organizations, the Corporation will not be required to withhold tax from payments made to such organizations. If such an organization fails to follow the required administrative procedures, the Corporation will be required to withhold tax and the organization will have to file with CRA a claim for a refund to recover the amounts withheld.

Certain United States Federal Income Tax Considerations

The following summary describes certain U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) with respect to the disposition of Shares pursuant to the Offer. This summary addresses only U.S. Holders that hold Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular U.S. Holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax-deferred accounts, holders that own 10% or more of the total combined voting power of all classes of ACE’s stock entitled to vote (whether such stock is actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders that have a “functional currency” other than the U.S. dollar, and persons that acquired Shares in a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

The following is based on the Code, Treasury regulations promulgated thereunder, and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is (i) a citizen or individual resident of the U.S., (ii) a corporation (or an entity classified as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on both the partnership’s and the partner’s status. Partnerships that are beneficial owners of Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer.

Shareholders should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer.

In General.  A U.S. Holder’s disposition of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. As discussed below, the U.S. federal income tax consequences to a particular U.S. Holder may vary depending upon the U.S. Holder’s specific facts and circumstances. In particular, whether the exchange is properly treated as giving rise to a dividend taxable as ordinary income or results in capital gain or loss will depend on the facts applicable to a U.S. Holder’s particular situation. Accordingly, U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer.

Treatment as a Sale or Exchange.  Under Section 302 of the Code, a U.S. Holder’s disposition of Shares pursuant to the Offer generally will be treated as a sale or exchange of the Shares only if the receipt of cash in exchange for Shares pursuant to the Offer (i) has the effect of a “substantially disproportionate” distribution by ACE with respect to the U.S. Holder, (ii) results in a “complete redemption” of the U.S. Holder’s interest in ACE, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (the “Section 302 tests”) are explained more fully below.

If any of the Section 302 tests is satisfied, a U.S. Holder that disposes of Shares pursuant to the Offer will recognize gain or loss equal to the difference between (i) the amount realized by the U.S. Holder pursuant to the Offer (generally determined as described in the next paragraph, and before any withholding taxes) and (ii) the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer. Provided that ACE is not a passive foreign investment company (“PFIC”), discussed below, such gain or loss will be capital gain or loss, which will be long-term capital gain or loss if the Shares have been held by the U.S. Holder for more than one year.

A U.S. Holder using the cash method of accounting, for U.S. federal income tax purposes, generally will realize an amount equal to the U.S. dollar value of Canadian dollars received pursuant to the Offer determined at the spot Canadian dollar/U.S. dollar rate on the date payment is made to the Depositary. A U.S. Holder using the accrual method of accounting, for U.S. federal income tax purposes, generally will realize an amount equal to the U.S. dollar value of the Canadian dollars to which such U.S. Holder becomes entitled on the date its Shares are accepted for purchase by ACE, determined at the spot Canadian dollar/U.S. dollar rate on that date. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date a U.S. Holder determines its amount realized for U.S. federal income tax purposes to the date such payment is converted into U.S. dollars will be treated as ordinary income or loss.

Treatment as a Dividend.  Subject to the PFIC rules discussed below, if none of the Section 302 tests are satisfied, a U.S. Holder that disposes of Shares pursuant to the Offer will be treated as having received a dividend taxable as ordinary income to the extent that the amount received by such U.S. Holder pursuant to the Offer, including any Canadian taxes withheld therefrom, is paid out of ACE’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. ACE has not calculated its earnings and profits under U.S. federal income tax principles. Amounts required to be included in income as a dividend by a U.S. Holder will not be reduced by the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer. Amounts treated as a dividend will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. However, amounts treated as a dividend received by a non-corporate U.S. Holder, such as an individual, will be eligible for a maximum tax rate of 15%, provided ACE is not treated as a PFIC with respect to such U.S. Holder, as described below, and certain other conditions are satisfied. The amount of the dividend distribution includible in income will be the U.S. dollar value of the Canadian dollar payments made, determined at the spot Canadian dollar/U.S. dollar rate on the date such dividend distribution is includible in the income of the U.S. Holder, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is includible in income to the date such payment is converted into U.S. dollars will be treated as ordinary income or loss. Distributions in excess of ACE’s earnings and profits will first be applied against and will reduce the U.S. Holder’s adjusted tax basis in its Shares (but not below zero), and then will be treated as gain from the sale or exchange of the Shares, with the tax consequences described above under the heading “Treatment as a Sale or Exchange.” No assurance can be given that any of the Section 302 tests will be satisfied as to any particular U.S. Holder, and thus no assurance can be given that any particular U.S. Holder will not be treated as having received a dividend taxable as ordinary income.

Constructive Ownership of Shares.  In determining whether any of the Section 302 tests is satisfied, a U.S. Holder must take into account Shares actually owned by the U.S. Holder and Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a U.S. Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the U.S. Holder has an interest or that has an interest in the U.S. Holder, as well as any Shares the U.S. Holder has a right to acquire by exercise of an option or by the conversion or exchange of a security.

The Section 302 Tests.  As described above, one of the following Section 302 tests must be satisfied in order for a U.S. Holder’s disposition of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a dividend distribution.

(a)	Substantially Disproportionate Test. The receipt of cash by a U.S. Holder pursuant to the Offer will have the effect of a substantially disproportionate distribution by ACE with respect to the U.S. Holder if the percentage of the outstanding voting shares of ACE actually and constructively owned by the U.S. Holder immediately following the disposition of Shares pursuant to the Offer (treating Shares purchased by ACE pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of ACE actually and constructively owned by the U.S. Holder immediately before the disposition of Shares pursuant to the Offer (treating Shares purchased by ACE pursuant to the Offer as outstanding).

(b)	Complete Redemption Test. The disposition of Shares by a U.S. Holder pursuant to the Offer will be a complete redemption of the U.S. Holder’s interest in ACE if either (i) all of the ACE stock actually and constructively owned by the U.S. Holder is disposed of pursuant to the Offer or (ii) all of the ACE stock actually owned by the U.S. Holder is disposed of pursuant to the Offer and the U.S. Holder is eligible to waive, and effectively waives, the attribution of all ACE stock constructively owned by such U.S. Holder in accordance with the procedures described in Section 302(c)(2) of the Code.

(c)	Not Essentially Equivalent to a Dividend Test. The receipt of cash by a U.S. Holder pursuant to the Offer will not be essentially equivalent to a dividend if the U.S. Holder’s disposition of Shares pursuant to the Offer results in a meaningful reduction of the U.S. Holder’s proportionate interest in ACE. Whether or not the receipt of cash by a U.S. Holder pursuant to the Offer will be essentially equivalent to a dividend will depend on the U.S. Holder’s particular facts and circumstances. In the case of a U.S. Holder holding a small minority of the Shares, a disposition of Shares pursuant to the Offer which results in even a small reduction of the U.S. Holder’s proportionate interest in ACE may satisfy this test.

Under certain circumstances, it may be possible for a depositing U.S. Holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by the U.S. Holder but that are not disposed of pursuant to the Offer. Correspondingly, a U.S. Holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of Shares by the U.S. Holder or by a related party whose Shares are constructively owned by the U.S. Holder. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax considerations applicable to them with respect to such sales or acquisitions.

If the Offer is over-subscribed, ACE’s purchase of Shares deposited by a U.S. Holder may be prorated. Thus, even if all the Shares actually and constructively owned by a U.S. Holder are deposited, it is possible that not all of the Shares will be purchased by ACE, which in turn may affect the U.S. Holder’s ability to satisfy one of the Section 302 tests described above.

U.S. Holders should consult their own tax advisors regarding the application of the Section 302 tests to their particular circumstances.

Foreign Tax Credit.  Any withholding tax imposed by Canada on amounts received by a U.S. Holder pursuant to the Offer would be treated as a foreign tax eligible for credit against such U.S. Holder’s U.S. federal income tax liability, subject to certain limitations. For the purposes of calculating the foreign tax credit, the income to which such withholding tax relates would be “passive category income” or “general category income.” In general, amounts that are treated as dividends paid by ACE for U.S. federal income tax purposes will be treated as foreign source income, but amounts received by a U.S. Holder that are treated as capital gains generally will be treated as income from sources within the U.S. Gain or loss from exchange rate fluctuations, as described above, generally will be treated as arising from sources within the U.S. Depending on the manner in which amounts received in exchange for deposited Shares are characterized for U.S. federal income tax purposes, it is possible that a Canadian withholding tax may be imposed in circumstances in which such amounts are treated as U.S., rather than foreign, source income. As a result of limitations on the use of the foreign tax credit, a U.S. Holder might not be able to take a full foreign tax credit for the tax withheld. If a U.S. Holder is eligible for the benefits of the current Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, an election may be available pursuant to which the U.S. Holder would be entitled to treat amounts received as capital gains, for purposes of computing the foreign tax credit limitation solely with respect to the amount received in exchange for deposited Shares, as foreign source income. U.S. Holders should consult their own tax advisors regarding the availability of such an election as well as the application of the foreign tax credit limitation rules in their particular situation.

Passive Foreign Investment Company Rules.  Special adverse U.S. federal income tax rules apply to a U.S. person that disposes of shares of a corporation that is treated as a PFIC with respect to that U.S. person. In general, a non-U.S. corporation is treated as a PFIC with respect to a U.S. person if such U.S. person held stock of such non-U.S. corporation during any taxable year in which either (i) 75% or more of the non-U.S. corporation’s gross income was passive income or (ii) 50% or more of the average value of the non-U.S. corporation’s assets produced or were held for the production of passive income. ACE does not believe that it was a PFIC for any prior taxable year or that it will be a PFIC for the 2008 taxable year. However, there can be no assurance that the Internal Revenue Service (the “IRS”) will not successfully challenge ACE’s position regarding its PFIC status for prior taxable years, or that ACE will not be a PFIC for the 2008 taxable year as PFIC status is re-tested each year and depends upon prevailing facts and circumstances. U.S. Holders should consult their own tax advisors regarding the PFIC rules and the potential application of such rules to the U.S. Holder.

Information Reporting and Backup Withholding.  If certain information reporting requirements are not met, a U.S. Holder may be subject to backup withholding tax (currently imposed at a rate of 28%) on amounts received pursuant to the Offer. Backup withholding tax is not an additional tax. A U.S. Holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against such U.S. Holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, such U.S. Holder may be entitled to a refund, provided that the requisite information is correctly furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors regarding the information reporting and backup withholding tax rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

Legal Matters And Regulatory Approvals

ACE is not aware of any license or regulatory permit that is material to the Corporation’s business that might be adversely affected by the Corporation’s acquisition of Shares pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Shares by the Corporation pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Corporation currently contemplates that such approval will be sought or other action will be taken. ACE cannot predict whether it may determine that it must delay the acceptance for payment of Shares deposited pursuant to the Offer pending the outcome of any such matter.

There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Corporation’s business.

The Corporation has filed applications with certain securities regulatory authorities in Canada seeking exemptive relief from valuation requirements contained in securities legislation of certain provinces in connection with the Offer. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Corporation’s business. Obtaining such exemptive relief is a condition of the Offer. See “Offer to Purchase — Conditions of the Offer”.

The Corporation’s obligations under the Offer to take up and pay for Shares are subject to certain conditions. See “Offer to Purchase — Conditions of the Offer”.

Source Of Funds

The Corporation will fund any purchases of Shares pursuant to the Offer from available cash on hand. The total amount of funds that can be used in the Offer is Cdn$500,000,000 and will give the Corporation the opportunity to purchase up to 23,809,523 Shares at a Purchase Price of not less than Cdn$21.00.

Dealer Managers

RBC Dominion Securities Inc. and RBC Capital Markets Corporation have been retained to serve as dealer managers in connection with the Offer in Canada and the United States, respectively.

Depositary

ACE has appointed CIBC Mellon Trust Company to act as a depositary for, among other things, (i) the receipt of certificates representing Shares and related Letters of Transmittal deposited under the Offer, (ii) the receipt of Notices of Guaranteed Delivery delivered pursuant to the procedures for guaranteed delivery set forth in the Offer to Purchase under

“Offer to Purchase — Procedure for Depositing Shares”, (iii) the receipt from the Corporation of cash to be paid in consideration of the Shares acquired by the Corporation under the Offer, as agent for the depositing Shareholders, and (iv) the transmittal of such cash to the depositing Shareholders, as agent for the depositing Shareholders. The Depositary may contact Shareholders by mail, telephone or facsimile and may request brokers, dealers and other nominee Shareholders to forward materials relating to the Offer to beneficial owners.

Fees And Expenses

RBC Dominion Securities Inc. and RBC Capital Markets Corporation have been retained by the Corporation to act as dealer managers in connection with the Offer, and RBC Dominion Securities Inc. has acted as financial advisor to ACE and has provided a liquidity opinion. ACE has agreed to reimburse the Dealer Managers for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Managers against certain liabilities. RBC Dominion Securities Inc. will receive a fee from ACE in payment for services rendered as financial advisor.

ACE has retained CIBC Mellon Trust Company to act as the depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial and United States federal securities laws. ACE will not pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Corporation for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

No fee or commission will be payable by any Shareholder who deposits such Shares directly with the Depositary in connection with this Offer.

ACE is expected to incur expenses of approximately Cdn$600,000 in connection with the Offer, which includes filing fees, advisory fees, legal, accounting, dealer manager, depositary and printing fees.

Statutory Rights

Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, these rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL AND CERTIFICATE

May 9, 2008

The Board of Directors of ACE Aviation Holdings Inc. (the “Corporation”) has approved the contents of the Offer to Purchase and the accompanying Issuer Bid Circular dated May 9, 2008, and the sending, communicating or delivery of the Offer to Purchase and the Issuer Bid Circular to the securityholders of the Corporation. The Offer to Purchase and the Issuer Bid Circular contain no untrue statement of a material fact and do not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

/s/ ROBERT A. MILTON	/s/ BRIAN DUNNE
Chairman, President	Executive Vice-President and
and Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors:

/s/ DAVID I. RICHARDSON	/s/ MARVIN YONTEF
Director	Director

CONSENT OF STIKEMAN ELLIOTT LLP

TO: The Board of Directors of ACE Aviation Holdings Inc.

We consent to the reference to our opinion contained under “Income Tax Considerations — Certain Canadian Federal Income Tax Considerations” in the Issuer Bid Circular dated May 9, 2008 of ACE Aviation Holdings Inc. in connection with its offer to the holders of its Class A Variable Voting Shares, Class B Voting Shares and Preferred Shares, and the inclusion of the foregoing opinion in the Issuer Bid Circular.

May 9, 2008

/s/ Stikeman Elliott LLP

CONSENT OF RBC DOMINION SECURITIES INC.

TO: The Board of Directors of ACE Aviation Holdings Inc.

We consent to the inclusion of our name and the reference to our liquidity opinion dated May 9, 2008 under “Issuer Bid Circular — Purpose and Effect of the Offer” and to the inclusion of the text of our opinion in Schedule A to the Offer, which schedule is incorporated by reference in the Offer.

May 9, 2008

/s/ RBC Dominion Securities Inc.

SCHEDULE A
LIQUIDITY OPINION OF RBC DOMINION SECURITIES INC.

RBC DOMINION SECURITIES
P.O. Box 50
Royal Bank Plaza
Toronto, Ontario M5J 2W7
Telephone: (416) 842-2000

May 9, 2008
The Board of Directors
ACE Aviation Holdings Inc.
5100 de Maisonneuve Blvd. West
Montréal, Québec H4A 3T2

To the Members of the Board of Directors:

RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, understands that ACE Aviation Holdings Inc. (the “Company”) intends to make a substantial issuer bid (the “Substantial Issuer Bid”) to acquire, for no more than Cdn$500 million in cash, Class A variable voting shares (the “Class A Shares”) and Class B voting shares (the “Class B Shares”, and collectively with the Class A Shares, the “Shares”) of the Company for cancellation by way of a Dutch Auction at a price not less than Cdn$21.00 per Share or more than Cdn$24.00 per Share (the “Offer Price Range”). RBC understands that up to 23,809,523 Shares will be taken up and paid for at Cdn$21.00, the low end of the Offer Price Range. RBC also understands that the terms and conditions of the Substantial Issuer Bid will be set forth in an offer to purchase and issuer bid circular to be dated May 9, 2008 and mailed to the holders of Shares in connection with the Substantial Issuer Bid (the “Offer to Purchase”). The terms used herein which are used or defined in the Offer to Purchase and not otherwise defined herein will have the same meaning as used in the Offer to Purchase.

RBC has been retained by the Company to act as dealer manager (“Dealer Manager”) in connection with the Substantial Issuer Bid and to prepare and deliver to the Board of Directors of the Company (the “Board”) RBC’s opinion (the “Opinion”) as to whether, as of the date hereof, (i) a liquid market for the Shares exists, and (ii) it is reasonable to conclude that, following the completion of the Substantial Issuer Bid, there will be a market for holders of the Shares who do not tender to the Substantial Issuer Bid that is not materially less liquid than the market that existed at the time of the making of the Substantial Issuer Bid. As Dealer Manager, RBC is not independent of the Company in connection with the Substantial Issuer Bid for purposes of Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”).

Engagement

RBC was formally engaged through an agreement between the Company and RBC (the “Engagement Agreement”) dated April 14, 2008. The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as Dealer Manager, including fees that are contingent on the successful completion of the Substantial Issuer Bid or certain other events. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Opinion in its entirety and a summary thereof in the Offer to Purchase to be mailed to the holders of Shares and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada.

RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, including the Shares, or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company or the Substantial Issuer Bid.

Credentials of RBC Capital Markets

RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and opinion matters.

Scope of Review

In connection with our Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.	the most recent draft of the Offer to Purchase, dated May 9, 2008;

2.	the trading activity and volumes of the Class A Shares and Class B Shares on the Toronto Stock Exchange;

3.	the profile of the distribution and ownership of the Class A Shares and Class B Shares, to the extent publicly disclosed or provided to us by the Company;

4.	the number of Class A Shares issued and outstanding, the number of Class B Shares issued and outstanding and the fungible nature of the two classes due to the automatic conversion mechanism by which Class A Shares convert to Class B Shares and Class B Shares convert to Class A Shares in certain circumstances (the “Automatic Conversion Feature”);

5.	public information with respect to the Company and the Class A Shares and Class B Shares;

6.	discussions with senior management of the Company; and

7.	such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

Assumptions and Limitations

With the Board’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company and their consultants and advisors (collectively, the “Information”). The Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

In preparing the Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Substantial Issuer Bid will be met, and that there will be no significant change in the holdings of the Shares other than as a result of the Substantial Issuer Bid.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and conditions affecting the Company and the Shares at the date hereof.

The Opinion has been provided for the use of the Board and may not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of RBC. The Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to RBC’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Opinion.

RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Opinion is not to be construed as a recommendation to any holder of Shares as to whether to tender their Shares to the Substantial Issuer Bid.

For purposes of the Opinion, the phrase “liquid market” has the meaning ascribed thereto in MI 61-101.

Conclusion

Based upon and subject to the foregoing, including the Automatic Conversion Feature, RBC is of the opinion that, as of the date hereof, (i) a liquid market for the Class A Shares and Class B Shares exists, and (ii) it is reasonable to conclude that, following the completion of the Substantial Issuer Bid, there will be a market for holders of the Class A Shares and Class B Shares who do not tender to the Substantial Issuer Bid that is not materially less liquid than the market that existed at the time of the making of the Substantial Issuer Bid.

Yours very truly,

/s/  RBC Dominion Securities Inc.

The Letter of Transmittal, certificates for Shares (including certificates representing Preferred Shares in the case of Preferred Shares deposited on an as converted basis) and any other required documents must be sent or delivered by each depositing Shareholder or the depositing Shareholder’s broker, commercial bank, trust company or other nominee to the Depositary at one of its addresses specified below.

Offices of the Depositary, for this Offer:

CIBC MELLON TRUST COMPANY

By Mail or Registered Mail

CIBC Mellon Trust Company
P.O. Box 1036
Adelaide Street Postal Station
Toronto, Ontario M5C 2K4

Attention: Corporate Actions Department

Telephone: (416) 643-5500
Toll Free: 1 (800) 387-0825
Facsimile: (416) 643-3148
Email: inquiries@cibcmellon.com

By Hand or Courier

Montreal	Toronto

CIBC Mellon Trust Company	CIBC Mellon Trust Company
2001 University Street	199 Bay Street
Suite 1600	Commerce Court West, Securities Level
Montreal, Québec H3A 2A6	Toronto, Ontario M5L 1G9

Attention: Corporate Actions Department	Attention: Corporate Actions Department

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone numbers specified above. Shareholders also may contact the Dealer Managers at the telephone number specified below or their broker, commercial bank or trust company for assistance concerning the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal will be accepted.

The Dealer Managers for the Offer are:

In Canada:	In the United States:

RBC Dominion Securities Inc.	RBC Capital Markets Corporation
200 Bay Street	165 Broadway
Royal Bank Plaza	One Liberty Plaza, 4th Floor
South Tower, 4th Floor	New York, New York
Toronto, Ontario	U.S.A. 10006
M5J 2W7

Telephone: 1 (866) 529-1620